                        COLLECTIVE BARGAINING AGREEMENT

                                    BETWEEN

                              GENEVA STEEL COMPANY

                                    AND THE

                         UNITED STEELWORKERS OF AMERICA





                                 MARCH 1, 1995

                               TABLE OF CONTENTS


                                                                                 PAGE
                                                                                 ----


ARTICLE 1:          APPLICATION OF AGREEMENT  . . . . . . . . . . . . . . . . .    1
ARTICLE 2:          RECOGNITION AND UNION MEMBERSHIP  . . . . . . . . . . . . .    3
ARTICLE 3:          RATES OF PAY  . . . . . . . . . . . . . . . . . . . . . . .    4
ARTICLE 4:          HOURS OF WORK AND OVERTIME  . . . . . . . . . . . . . . . .    6
ARTICLE 5:          HOLIDAYS  . . . . . . . . . . . . . . . . . . . . . . . . .   11
ARTICLE 6:          VACATIONS   . . . . . . . . . . . . . . . . . . . . . . . .   13
ARTICLE 7:          PRIOR USS SERVICE   . . . . . . . . . . . . . . . . . . . .   15
ARTICLE 8:          SENIORITY . . . . . . . . . . . . . . . . . . . . . . . . .   15
ARTICLE 9:          PROBATIONARY PERIOD     . . . . . . . . . . . . . . . . . .   23
ARTICLE 10:         JURY AND WITNESS SERVICE    . . . . . . . . . . . . . . . .   23
ARTICLE 11:         BEREAVEMENT PAY . . . . . . . . . . . . . . . . . . . . . .   23
ARTICLE 12:         MILITARY SERVICE  . . . . . . . . . . . . . . . . . . . . .   24
ARTICLE 13:         SAFETY AND HEALTH   . . . . . . . . . . . . . . . . . . . .   25
ARTICLE 14:         PENSIONS AND PROFIT SHARING . . . . . . . . . . . . . . . .   31
ARTICLE 15:         INSURANCE   . . . . . . . . . . . . . . . . . . . . . . . .   32
ARTICLE 16:         ADJUSTMENT OF GRIEVANCES    . . . . . . . . . . . . . . . .   32
ARTICLE 17:         DISCHARGE AND DISCIPLINE OF EMPLOYEES . . . . . . . . . . .   36
ARTICLE 18:         PROHIBITION OF STRIKES OR LOCKOUTS  . . . . . . . . . . . .   37
ARTICLE 19:         MANAGEMENT RIGHT  . . . . . . . . . . . . . . . . . . . . .   38
ARTICLE 20:         SCOPE OF AGREEMENT  . . . . . . . . . . . . . . . . . . . .   38
ARTICLE 21:         LOCAL WORKING CONDITIONS, PAST
                    PRACTICES, WORK RULES AND PRIOR
                    AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .   39

                                                                                 PAGE
                                                                                 ----


ARTICLE 22:         SHORT WORK WEEK FUND    . . . . . . . . . . . . . . . . . .   39
ARTICLE 23:         MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .   40


                                             APPENDICES

APPENDIX A:         HOURLY WAGE SCALE   . . . . . . . . . . . . . . . . . . . .   43
APPENDIX B:         INSURANCE BENEFITS  . . . . . . . . . . . . . . . . . . . .   44
APPENDIX C:         COVERED SALARIED CLERICAL AND
                    TECHNICAL EMPLOYEES . . . . . . . . . . . . . . . . . . . .   47
APPENDIX D:         PROFIT SHARING PLAN   . . . . . . . . . . . . . . . . . . .   48
APPENDIX E:         TURN COORDINATORS . . . . . . . . . . . . . . . . . . . . .   51
APPENDIX F:         SUCCESSORSHIP LANGUAGE    . . . . . . . . . . . . . . . . .   52
APPENDIX G:         DRUG AND ALCOHOL TESTING  . . . . . . . . . . . . . . . . .   53
APPENDIX H:         PERFORMANCE DIVIDEND PLAN   . . . . . . . . . . . . . . . .   60
APPENDIX I:         401(K) PLAN . . . . . . . . . . . . . . . . . . . . . . . .   69
APPENDIX J:         VEBA TRUST  . . . . . . . . . . . . . . . . . . . . . . . .   70
APPENDIX K:         LETTER AGREEMENT - RIGHT TO MAKE OFFER
                    ON SALE OF FACILITIES . . . . . . . . . . . . . . . . . . .   71

                                   AGREEMENT


         AGREEMENT dated March 1, 1995 between GENEVA STEEL (the "Company") and UNITED STEELWORKERS OF AMERICA, on behalf of Local Union 2701 hereinafter referred to as the "Union", providing for industrial relations at the Company's Geneva, Utah steel operations (the "Geneva Plant").


                                   ARTICLE I

                            APPLICATION OF AGREEMENT


SECTION 1 - PURPOSE AND INTENT OF THE PARTIES.

         A. Matters of Employment: It is the intent and purpose of the parties hereto to set forth herein the agreement between them in respect to rates of pay, hours of work, and other conditions of employment in the Geneva Plant.

         B. Basis of Claims: The provisions of this Agreement constitute the sole procedure for the processing and settlement of any claim by an Employee (as defined below) or the Union of the violation by the Company of this Agreement. As the representative of the Employees, the Union may process grievances through the grievance procedure, including arbitration, in accordance with this Agreement, or adjust or settle the same.

         C. Administration: The representatives of the Company and the Union shall continue to provide each other with such advance notice as is reasonable under the circumstances on all matters of importance in the administration of the terms of the Agreement, including changes or innovations affecting relations between the parties.

         D. Nondiscrimination: It is and shall be the policy of the Company and the Union that the provisions of this Agreement shall be applied to all Employees and applicants without regard to race, color, religious creed, national origin, sex, age, disability, Veteran or special disabled Veteran status, or membership in the Union.


SECTION 2 - UNIT COVERAGE.

         A. Membership: The bargaining unit at the Geneva Plant, and the term "Employee(s)" as used herein, shall include all production, maintenance, pipe mill, quarry and certain salaried clerical and technical employees of the Company for whom the Union is currently certified by the National Labor Relations Board as the exclusive collective-bargaining representative, and shall exclude all executives, office employees, managers, division managers, area managers, foremen, shift managers, supervisors, draftsmen, timekeepers, watchmen and guards, full-time first-aid and safety employees, and all similar or other jobs not currently included in the bargaining unit. The term "Geneva Plant" shall not include the 40" blooming mill, and the structural mill which have been shut down.

         B. Dispute of Coverage: Any difference which shall arise between the Company and the Union as to whether or not any individual Employee is or is not included within the bargaining unit shall be handled as a grievance in accordance with the procedures set forth in Article 16 hereof.

         C. Contracting Out: The Company will not bring contractors into the Geneva Plant to perform work normally performed by Employees, unless the work requires special skills, special equipment or time considerations. This provision shall not be used to erode the work performed by the Employees.

         D. Supervision: Supervisors at the plant shall not perform work on a job normally performed by an Employee; provided, however, this provision shall not be construed to prohibit supervisors from performing the following types of work:

                 1.       Experimental work.

                 2. Demonstration work performed for the purpose of instructing and training employees.

                 3. Work required of the supervisors by emergency conditions which if not performed might result in interference with operations, bodily injury, or loss or damage to material or equipment; and

                 4. Work which under the circumstances then existing, would be unreasonable to assign to an Employee.

         Work which is incidental to supervisory duties on the job normally performed by a supervisor, even though similar to duties found in jobs in the bargaining unit, shall not be affected by this provision.

         If a supervisor performs work in violation of this Subsection D. and the Employee who otherwise would have performed this work can reasonably be identified, the Company shall pay such Employee the applicable Regular Hourly Wage for the time involved or for four (4) hours, whichever is greater.


                                   ARTICLE 2

                        RECOGNITION AND UNION MEMBERSHIP


SECTION 1 - EXCLUSIVE BARGAINING AGENT.

         Subject to the provisions of the National Labor Relations Act, the Company recognizes the Union as the exclusive representative of all of the bargaining unit Employees for the purposes of collective bargaining with respect to rates of pay, hours of employment, or other conditions of employment.


SECTION 2 - UNION MEMBERSHIP AND CHECKOFF.

         A. The Company will checkoff monthly dues, assessments and initiation fees each as designated by the International Treasurer of the Union, as initiation or membership dues in the Union, on the basis of individually signed voluntary checkoff authorization cards on forms agreed to by the Company and the Union.

         B. At the time of employment, new Employees will be provided the opportunity to voluntarily execute an authorization for the checkoff of Union dues, as they may or may not elect, on the form agreed upon. A copy of such authorization card for the checkoff of Union dues shall be forwarded to the Financial Secretary of the Local Union along with the membership application of such employee.

         C. New checkoff authorization cards other than those provided for by Paragraph B above will be submitted to the Company on summary lists through the Financial Secretary of the Local Union as executed by new employees.

         D. Deductions on the basis of authorization cards submitted to the Company shall commence with respect to dues for the month in which the Company receives such authorization card or in which such card becomes effective, whichever is later. Dues for a given month shall be deducted from the first pay closed and calculated in the succeeding month.

         E. In cases of earnings insufficient to cover deduction of dues, the dues shall be deducted from the next pay in which there are sufficient earnings, or a double deduction may be made from the first pay of the following month, provided, however, that the accumulation of dues shall be limited to two months. The International Treasurer of the Union shall be provided with a list of those employees for whom a double deduction has been made.

         F. The Union will be notified of the reason for non-transmission of dues in case of layoff, discharge, resignation, leave of absence, sick leave, retirement, death, or insufficient earnings.

         Unless the Company is otherwise notified, the only Union membership dues to be deducted for payment to the Union from the pay of the employee who has furnished an authorization shall be the monthly Union dues. The Company will deduct initiation fees when notified by notation on the lists referred to in Paragraph C of this Section, and assessments as designated by the International Treasurer.

         G. The Company will implement the dues checkoff provisions of this collective bargaining agreement in accordance with the Constitution of the International Union pursuant to reasonable instructions to be supplied by the Union.

         H. The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Section, or in reliance on any list, notice or assignment furnished under any of such provisions.


                                   ARTICLE 3

                                  RATES OF PAY


SECTION 1 - STANDARD HOURLY WAGE SCALE.

         A. Wage Rates: The standard hourly wage scale rate for each job shall be as set forth in Appendix A of this Agreement and is recognized as the established regular rate of pay for all hours of work. As used in this Agreement, the term "Regular Hourly Wage" shall mean the regular hourly wage rates set forth in Appendix A, without adjustment for overtime, premiums or shift differentials.

         B. Apprentice Training: At such time as all trade and craft job descriptions are agreed to and installed, a joint committee not to exceed four members, two each from the Company and the Union, shall be formed to develop an apprentice training program. The committee will be responsible for such things as composing the course curriculum, defining training periods, and coordinating with educational institutions. Apprentice vacancies will be posted at the step 3 level and awarded consistent with Article 8, Seniority.

         C. Job Classifications: All jobs shall be described and classified by Management. The job description and classification for each job in effect shall continue in effect unless (1) Management changes the job content (requirements of the job as to the training, skill, responsibility, effort and working conditions) to the extent of one full job class or more; (2) the job is terminated or not occupied during a period of one year; or (3) the description and classification are changed by the mutual agreement of the officially designated representative of the Company and the Union. The Local Union Rate Committee will be involved in the development and implementation of all new job classifications and job descriptions. The Plant Union Committee and Management shall discuss and determine the accuracy of all job descriptions. The Union shall be responsible for the filing of grievances in a timely fashion (30 days).


SECTION 2 - SHIFT DIFFERENTIALS.

         A.      Wage Differential:    For hours worked on the afternoon shift,
there shall be paid a premium rate of $.18 per hour. For hours worked on the night shift, there shall be paid a premium rate of $.27 per hour.

         B. Applicable Hours: For purposes of applying the aforesaid shift differentials, all hours worked by an Employee during the workday shall be considered as worked on the shift on which he is regularly scheduled to start work.

                 1. An employee regularly scheduled for the day or afternoon shift who completes his regular eight-hour turn and continues to work into the afternoon or night shift in excess of four hours shall be paid the afternoon or night shift differential (as the case may be) for all hours worked in excess of four on the afternoon shift.

                 2. An Employee regularly scheduled for the day or afternoon shift who completes his regular eight-hour turn and after leaving the Company's premises is called out for the afternoon or night shift within the same workday shall be paid the applicable shift differential for the hours worked on the afternoon or night shift (as the case may be).

                 3. Shift differential shall be paid for allowed time or reporting time when the hours for which payment is made would have called for a shift differential if worked.

                 4. An Employee who is scheduled for a shift which commences outside the starting times as described in Paragraph C below shall be paid the shift differential for those hours which are worked on the afternoon shift at the afternoon shift differential rate or the night shift at the night shift differential rate (as the case may be).

         C. Shifts: Shifts shall be identified in accordance with the following:

                 1. Day Shift includes all turns regularly scheduled to commence between 6:00 a.m. and 8:00 a.m., inclusive.

                 2. Afternoon Shift includes all turns regularly scheduled to commence between 2:00 p.m. and 4:00 p.m., inclusive.

                 3. Night Shift includes all turns regularly scheduled to commence between 10:00 p.m. and 12:00 midnight, inclusive.


SECTION 3 - SUNDAY PREMIUM.

         An Employee shall be paid a premium of 1 1/4 times his Regular Hourly Wage as defined in Paragraph 1A. above for all hours worked on Sunday which are not paid for on an overtime basis. For the purpose of this provision, Sunday shall be deemed to be the 24 hours beginning with the shift-changing hour nearest to 12:01 a.m. Sunday.


                                   ARTICLE 4

                           HOURS OF WORK AND OVERTIME


SECTION 1 - NORMAL HOURS OF WORK.

         A. The normal workday shall be 8 hours of work in a 24-hour period. The hours of work shall be consecutive. The normal work pattern shall be 5 consecutive workdays beginning on the first day of any 7-consecutive-day period. The 7-consecutive-day period is a period of 168 consecutive hours and may begin on any day of the calendar week and extend into the next calendar week. On shift changes, the 168 consecutive hours may become 152 consecutive hours depending upon the change in the shift. A work pattern of less or more than 5 workdays in the 7-consecutive-day period shall not be considered as deviating from the normal work pattern provided the workdays are consecutive. The Company and the Union may agree to a regular work schedule which is not in accordance with this Paragraph 1A, however, any such schedule shall be deemed as normal hours of work.

         B. Schedules: All employees shall be scheduled on the basis of the normal work pattern except where; (a) such schedules regularly would require the payment of overtime; (b) deviations from the normal work pattern are necessary because of breakdowns or other matters beyond the control of Management; or (c) schedules deviating from the normal work pattern are established by agreement between plant management and the grievance committee. Schedules showing employees' workdays shall be posted or otherwise made known to employees in accordance with prevailing practices but not later than Thursday of the week preceding the calendar week in which the schedule becomes effective unless otherwise provided by local agreement. Management will establish a procedure, where such does not already exist, affording any employee whose last scheduled turn ends prior to the posting of his schedule for the following week, an opportunity to obtain information relating to his next scheduled turn. This procedure will also be applicable with respect to employees returning from vacation. Schedules may be changed by Management at any time provided, however, that any changes made after Thursday of the week preceding the calendar week in which the changes are to be effective shall be explained at the earliest practicable time to the grievance committeeman of the employee affected; and provided further that, with respect to any such schedules, no changes shall be made after Thursday except for breakdowns or other matters beyond the control of Management. Should changes be made in schedules contrary to this paragraph so that an Employee is laid off and does not work on a day that he was scheduled to work, he shall be deemed to have reported for work on such day and shall be eligible for reporting allowance in accordance with the provisions of Section 5 of this Article 4.

         C. Definition of Terms: The payroll week shall consist of 7 consecutive days beginning at 12:01 a.m. Sunday or at the turn-changing hour nearest to that time. The workday for the purposes of this Section is the 24-hour period beginning with the time the employee begins work, except that a tardy employee's workday shall begin at the time it would have begun had he not been tardy. The regular rate of pay shall mean the hourly rate which the employee would have received for the work had it been performed during nonovertime hours.

         D. Guarantee of Hours: The above provisions of this Section shall not be construed as guaranteeing to any Employee any number of hours of work per day or per week. Employees shall not be guaranteed any number of hours of work except to the extent provided in Section 5 of this Article 4.


SECTION 2 - STARTING TIME.

         The starting time of regular turns at the Geneva Plant shall be determined from time to time by Management, and Management shall make a positive effort to give notice of any change in any such starting time.


SECTION 3 - CONDITIONS UNDER WHICH OVERTIME RATES SHALL APPLY.

         Overtime at the rate of one and one-half times the regular rate of pay shall be paid for in the following order:

         A. Hours worked in excess of 8 hours in a workday except as provided in "E" below.

         B.      Hours worked in excess of 40 hours in a payroll week.

         C. Hours worked on the sixth or seventh workday in a payroll week during which work was performed on 5 other workdays.

         D. Hours worked on the sixth or seventh workday of a 7-consecutive-day period during which the first five days were worked, whether or not all of such days fall within the same payroll week, except when worked pursuant to schedules mutually agreed to as provided for in Subsection A; provided, however, that no overtime will be due under such circumstances unless the employee notifies his foreman of a claim for overtime within a period of one week after such sixth or seventh day is worked and provided further that on shift changes the 7-consecutive-day period of 168 consecutive hours may become 152 consecutive hours depending upon the change in the shift. Payment of overtime rates shall not be duplicated for the same hours worked, but the higher of the applicable rates shall be used. Hours compensated for at overtime rates shall not be counted further for any purpose in determining overtime liability.

         E. Employees may be provided with an opportunity to work a nontraditional schedule of four twelve-hour days on and four twelve-hour days off or four ten-hour days on and four ten-hour days off (or such other nontraditional schedule as the Company and Union may mutually agree to). In such cases, employees who are to be covered by such a schedule may request a vote to determine whether the schedule proposed by Management is to be implemented. Should two-thirds of employees vote to approve the schedule, it will be implemented, subject to thirty days written notice of cancellation by the Union. Nothing in this Section 3E. shall be construed as restricting Management's right at any time to replace these schedules with a schedule based on the normal work pattern.


         The following rules shall apply to the payment of overtime, holiday and premium pay to Employees:

                 1. Overtime compensation at the rate of one and one-half times the regular rate of the job worked shall be paid for hours worked in excess of the agreed to hours scheduled on any work day, but in any event overtime shall be paid for hours worked over forty in a payroll week.

                 2. Shift differential shall be paid based on the shift where the majority of the hours were actually worked.

                 3. Funeral and jury/witness pay shall be paid according to the hours of work scheduled on the eligible days.

                 4. An unworked Holiday that falls on one of the Employee's regularly scheduled days shall generate the equivalent number of hours of pay as was scheduled on the Holiday. An unworked Holiday that falls on an unscheduled day shall generate eight (8) hours of pay at the Regular Hourly Wage Rate. All hours actually worked on a Holiday shall be compensated in accordance with Article 5, Section 2B of the Agreement.

                 5. Employees working a nontraditional schedule will not be required to work more than sixteen (16) hours in a 24-hour period. To aid in this commitment, covered employees will make every effort to cover vacancies created by sickness or absenteeism.

                 6. Covered employees will be permitted to schedule their vacations from days off to days off rather than on a calendar week basis.

         Except as expressly provided for above, all other rules and procedures relating to the payment of overtime, holiday and premium pay, as contained in this Agreement shall apply regardless of whether an Employee is working an eight (8) hour shift or more than eight (8) hours.


SECTION 4 - HOLIDAY LIABILITY.

         Hours compensated at overtime rates shall not be counted further for any purpose in determining overtime liability under the same or any other provision of this Agreement; provided, however, that a holiday whether worked or not, shall be counted for purposes of computing overtime liability under this Article.


SECTION 5 - REPORTING PAY.

         If an Employee shall be required by Management to report for regularly-scheduled or call-out work on any day and he shall report at the time and place he was required to report, he shall be paid a minimum of four (4) hours pay at the Regular Hourly Wage which would have been applicable had he worked such four (4) hours in the assignment for which he was required to report. If there is no work available on the job for which the Employee was scheduled or called out, the Employee shall be paid at such Regular Hourly Wage for which the Employee was scheduled or called out, provided such Employee shall accept other job assignments for which he is qualified or forfeit the reporting pay provided herein.

SECTION 6 - ABSENTEEISM.

         Whenever an employee has just cause for reporting late or absenting himself from work, he shall, whenever practicable, give notice as far in advance as possible to his supervisor or through another person or system to be designated by the Company to receive such notice.


                                   ARTICLE 5

                                    HOLIDAYS


SECTION 1 - DAYS.

         Whenever used in this Agreement the term "holiday" means one of the following days:

     1995                                      1996
     ----                                      ----
New Year's Day                             New Year's Day
Memorial Day                               Memorial Day
July 4th                                   July 4th
July 24th                                  July 24th
Labor Day                                  Labor Day
Thanksgiving                               Thanksgiving
Christmas Eve                              Christmas Eve
Christmas Day                              Christmas Day

     1997                                      1998
     ----                                      ----
New Year's Day                             New Year's Day
Memorial Day
July 4th
July 24th
Labor Day
Thanksgiving
Christmas Eve
Christmas Day

         If any of such holidays shall fall on a Sunday, the following Monday (and not such Sunday) shall be observed as such holiday. For purposes of this Article, a holiday shall be deemed to be the 24 hours beginning with the shift-changing hour nearest to 12:01 a.m. on the day of the holiday.


SECTION 2 - HOLIDAY PAY.

         A. An eligible Employee who does not work on a holiday shall be paid eight (8) times the Employee's Regular Hourly Wage, which shall mean the hourly rate which the Employee would have received for the work had it been performed during regular, non-overtime hours; provided, however, that if an eligible Employee is scheduled to work on any such holiday, but fails to report and perform his scheduled or assigned work, he shall become ineligible to be paid for the unworked holiday, unless he has failed to report or perform such work because of verified sickness or because of a death in the immediate family (father, mother, father-in-law, mother-in-law, son-in-law, daughter-in-law, children, brothers, sisters, spouse or grandparents) or similar good cause approved in advance by the Company.

         B. An Employee who has worked thirty (30) shifts since his last hire and who actually works on a holiday shall be paid for all time worked at an overtime rate of 2 1/4 times the Regular Hourly Wage of the job worked.

         C.      As used in this Article, an eligible Employee is one who:

                 1.       Has worked thirty (30) shifts since his last hire;

                 2. Performs work or is on vacation in the pay period in which the holiday is observed; and

                 3. Works both on his last scheduled work day prior to and on his first scheduled work day following the day on which the holiday is observed, unless excused.


SECTION 3 - VACATION AND HOLIDAY PAY.

         An eligible Employee who would otherwise be entitled to pay for an unworked holiday and who shall be scheduled pursuant to the provisions of
Article 6 to take a vacation during a period when the holiday occurs, shall be paid for the unworked holiday in addition to his vacation pay.


                                   ARTICLE 6

                                   VACATIONS


SECTION 1 - VACATION BENEFITS.

         An eligible Employee who has attained the years of continuous service indicated in the following table in any subsequent calendar year during the continuation of this Agreement shall receive a vacation corresponding to such years of continuous service, as shown in the following table:


YEARS OF SERVICE                                   WEEKS OF VACATION
- ----------------                                   -----------------
1 yr. but less than 3                                       1
3 yrs. but less than 10                                     2
10 yrs. but less than 17                                    3
17 yrs. but less than 25                                    4
25 yrs. or more                                             5


SECTION 2 - EMPLOYEE ELIGIBILITY.

         To be eligible for a vacation in a calendar year during the term of this Agreement, the Employee must:

         A.      Have one year or more of continuous service; and

         B. Not have been absent from work for six consecutive months or more in the preceding calendar year; except that in the case of an Employee who completes one (1) year of continuous service in the vacation calendar year, he shall not have been absent from work for six consecutive months or more during the twelve months following the date of his original employment; provided, that an Employee with more than one year of continuous service who, in any year, shall be ineligible for a vacation by reason of the provisions of this paragraph as a result of an absence on account of layoff or illness shall receive one week's vacation with pay in such year if he shall not have been absent from work for six consecutive months or more in the twelve consecutive calendar months next preceding such vacation. The period of a scheduled vacation taken by an Employee while he is on layoff shall be deducted in determining the length of the period of absence from work during such layoff for the purposes of this paragraph B.

         Any employee, even though otherwise eligible under this Article, forfeits the right to receive vacation benefits under this Article if he quits, retires, or is discharged prior to January 1 of the vacation year.

         For purposes of calculating vacation benefits, continuous service shall include credit for previous employment by United States Steel Corporation ("USS") at the Geneva Plant and shall date from the later of (1) the date of first employment or (2) date of re-employment following a break in continuous service.

         Should an active employee die on or before June 30 in any calendar year his estate will be compensated for any unexpended vacation earned in that year in addition to half of the succeeding year's vacation entitlement. Should the death occur after June 30, his estate will again be entitled to any unexpended vacation as well as full vacation entitlement for the succeeding year.


SECTION 3 - SCHEDULING OF VACATIONS.

         Vacations will, so far as practicable, be granted at times most desired by employees (longer service employees being given preference as to choice); but the final right to allot vacation periods and to change such allotments is exclusively reserved to the Company in order to insure the orderly operation of the plant. As soon as possible after January 1st of each year, the Company shall post a vacation schedule. In case the Company desires to schedule regular vacations for Employees eligible during a shutdown period instead of in accordance with the previously established vacation schedule, the Company will give affected Employees not less than forty-five (45) days notice of such intent; in the absence of such notice, an affected Employee shall have the option to take his regular vacation during the shutdown period, or to be laid off during the shutdown and to take his regular vacation at the previously scheduled time.


SECTION 4 - VACATION PAY COMPUTATION.

         Each employee granted a vacation will be paid at his average rate of earnings per hour for the prior calendar year. Average rate of earnings per hour shall be computed by:

         A. Totaling (1) pay received for all hours worked (total earnings excluding premium for overtime, holiday, Sunday, and shift differential), (2) vacation pay including pay in lieu of vacation, and (3) pay for unworked holidays, and

         B. Dividing such earnings by the total of (1) hours worked, (2) vacation hours paid for, including hours for which pay in lieu of vacation was paid, and (3) unworked holiday hours which were paid for.

         Hours of vacation pay for each vacation week shall be the average hours per week worked by the employee in the prior calendar year. Any weeks not having 32 hours of actual work shall be excluded from the calculation. Average hours per week worked shall be computed by dividing such hours by the number of such weeks in which 32 or more hours were worked.

         The minimum number of hours paid for each week of vacation shall be 40 and the maximum number of hours paid for each week of vacation shall be 48.


                                   ARTICLE 7

                               PRIOR USS SERVICE


         Except as otherwise provided in this Agreement, in calculating continuous service under any provision of this Agreement, prior United States Steel Corporation ("USS") continuous service shall be counted.


                                   ARTICLE 8

                                   SENIORITY


SECTION 1 - UNITS.

         Seniority shall be applied in the following departments:

COKE PLANT DEPARTMENT
         -       Coke and Coal Chemicals Products
         -       Coke and Coal Chemicals Maintenance

BLAST FURNACE DEPARTMENT



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

         -       Iron and Sinter Production
         -       Blast Furnace Maintenance

Q-BOP DEPARTMENT
         -       Steel Producing
         -       Steel Producing Maintenance
         -       Foundry

ROLLING MILL DEPARTMENT
         -       45" & 132" Rolling Mills, Pipe Mill and Finishing
         -       Rolling Mill Maintenance

CENTRAL MAINTENANCE AND TRANSPORTATION
         -       Central Maintenance
         -       Transportation and Yards

UTILITIES DEPARTMENT
         -       Utilities
         -       Utilities Maintenance

CASTER DEPARTMENT
         -       Caster Production
         -       Caster Maintenance

KIEGLEY QUARRY
         -       Kiegley Quarry Products
         -       Kiegley Quarry Maintenance

CLERICAL AND TECHNICAL
         -       Accounting
         -       Business Planning
         -       Quality Assurance
         -       Geneva Maintenance

Each seniority unit shall have its own seniority listing. All lines of progression including identification of entry level positions shall be established by mutual agreement. Should the Company and the Union fail to agree at the department level, the disputed line of progression will be referred to the parties responsible for grievance resolution at the second step. Should they be unable to agree, the Union may process the dispute to arbitration.

SECTION 2 - SENIORITY COMPUTATION.

         For the purposes of this Article 8, seniority shall be based upon Geneva Plant continuous service, which shall include prior continuous service with USS, and with the Company, at the Geneva Plant. In the event of a tie, the Employee with the lowest badge number will be given the highest seniority standing.


SECTION 3 - FACTORS AFFECTING SENIORITY.

         In the promotion of Employees to nonsupervisory positions, and for the purpose of demotions or layoff in connection with decreasing the work force, and for the purpose of recalling to work of Employees so laid off, the following factors shall be considered, and if factors B and C are relatively equal, length of continuous service shall govern:

         A.      Length of continuous service;

         B.      Ability to perform the work;

         C.      Physical fitness.

Determination of these factors shall be subject to grievance.


SECTION 4 - PROMOTION TO SUPERVISORY POSITIONS AND UNION LEAVE OF ABSENCE.

         A. Supervisory Position: An Employee who removes himself from the bargaining unit by accepting a permanent job outside the bargaining unit shall lose all seniority status in the bargaining unit.

         B. Temporary Assignment: An Employee who accepts a temporary job assignment or temporary management position outside the bargaining unit shall not lose any seniority status in the bargaining unit provided such assignment does not exceed a total of one (1) year and such additional days as may be mutually agreed to by the Company and the Union. If such Employee has not returned to the bargaining unit within the above period, he will at the expiration of said period lose all seniority status in the bargaining unit.

         C. Union Leave: Leave of absence for a maximum of four (4) years will be granted to members of the Union selected to work full time for the Union in an official capacity, and the seniority of such employee shall be unbroken by such leave of absence. Upon written request by the District Director, United Steelworkers of America, and approval of the equivalent of the Company's Vice President for Human Resources, or their respective designated representative, leave of absence without loss of seniority will be granted.


SECTION 5 - BREAK IN SERVICE.

         An Employee's continuous service shall be broken and prior employment not counted when:

         A.      The Employee voluntarily quits;

         B.      The Employee is discharged with just cause;

         C. The Employee is terminated because he fails to promptly return when recalled from layoff or to respond within three (3) working days of the date a recall notice is delivered by (certified) mail to the Employee's last address of record. In the event the recall involved an anticipated continuous employment period of two (2) weeks or less, the Employee upon execution of a written waiver with the Company may refuse recall and remain on layoff. The recall waiver shall remain in effect until such time as either the Employee revokes the waiver or he is recalled by the Company for an anticipated continuous employment period greater than two (2) weeks.

         D. The Employee is absent due to layoff or disability for more than forty-eight (48) months; provided, however, absence due to a compensable disability incurred during the course of employment shall not break continuous service if such Employee returned to work within 30 days after final payment of statutory compensation for such disability or after the end of the period used in calculating a lump-sum payment, as the case may be.


SECTION 6 - SENIORITY OF UNION OFFICERS.



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

         Each member of the Grievance Committee and each Employee who at the time shall be the President or Vice President of the Union shall, for their respective terms of office, have top seniority rights within his seniority unit for the purposes of layoffs in connection with decreasing the work force within such unit; provided, however, that such person shall not be retained in the employ of the Company unless work which such person can perform is available in such unit. Retention at work in accordance with this Section shall not enable such Employee to claim relative seniority status in excess of that which he otherwise would have had prior to such retention. The local President and Chairman of the Grievance Committee shall have top seniority rights within the Plant to work which they can perform.


SECTION 7 - INCUMBENCY.

         An Employee who bids and has been assigned and regularly worked on a permanent vacancy, and who has not voluntarily relinquished his rights to such job, has incumbency rights on that job over other Employees who have not held and regularly worked that job on a permanent basis. When an employee is displaced from his incumbent position due to a reduction in force and bids and accepts another job within the plant, he does not waive his rights to the incumbent position he held prior to being force reduced. At the time the incumbent position from which he has been force reduced becomes available, he must elect to return to that position when scheduled or give up all rights of incumbency on that job. If the employee elects to return to his previous incumbency, he waives all rights to the second position. The only time an employee will be allowed to hold two incumbencies is when he is force reduced from his original incumbency. At no time will an employee be allowed to hold incumbency rights on more than two positions. For training purposes, Management may reassign employees to their former incumbent positions for up to ninety (90) days during which time the employee will be paid the higher rate of the job he held when recalled or his former incumbent position.


SECTION 8 - REDUCTION IN FORCE.

         Demotions, layoffs and other reductions in force shall be made in descending job sequence recognizing current and former incumbency rights within each seniority unit, starting with the highest affected job, and with the Employee on such job having the least length of Plant service. The Company shall not be obliged to provide training (other than deminimus re-orientation) to Employees in a reduction of force in order to continue retention rights. Sequence on recall of Employees so laid off shall be in the reverse order.


SECTION 9 - PERMANENT VACANCY AND TRANSFER RIGHTS.

         When a permanent vacancy exists, the following procedures shall apply:

         A. STEP 1: Permanent vacancies within a seniority unit shall be filled from within the first step of competition in the line of progression below or above the job being filled. Each succeeding vacancy in the line of progression shall be filled in the same manner.

         B. STEP 2: Any vacancy not filled in accordance with the Step 1 bidding procedure shall be posted in the department for a period of ten (10) days. The employees of the department shall be eligible to bid for said vacancy with first preference given to employees in the seniority unit of the vacancy. An employee who transfers under this step shall have the right to return to the position from which he transferred or the Company may return him to his former job because he cannot meet the requirements of the job, within five (5) days from the date of transfer. When an eligible employee accepts the position, he shall be ineligible to bid again for a period of nine (9) months. The Company will send a copy of the notice to the Union and will also provide the names of the bidders and the person receiving the job. If an employee accepts the position, he shall be ineligible to transfer again within nine (9) months. If an employee rejects the position at the time he is notified that he is a successful bidder, the nine (9) month ineligibility period will not apply. Should he initially accept the position and subsequently reject the bid, exercises his five (5) day return right or refuse transfer, the nine (9) month transfer restriction shall apply from the date of return or rejection. Prior to notification, an employee may at any time remove their name from the bid sheet. If after being awarded and accepting a position, a vacancy is posted during the nine (9) month ineligibility period and such position would represent a promotion of two job classes or more over the employee's current incumbent position, the employee may bid on such position consistent with the provisions of this paragraph.

         C. STEP 3: A step 3 notice of an available job opening(s) will be posted on a plant-wide basis simultaneously with the step 2 posting. The step 3 posting will inform employees of the job(s) which may be available if not filled at the step 2 level. The job posting will provide employees with an opportunity to place their names on the step 3 bid sheet prior to the time the step 3 bid is closed. The step 3 bid sheets located in the Human Resources Building will be closed at the time the step 2 bid expires. If the position(s) is not filled at the step 2 level, the resulting vacancy shall be filled on a plant-wide basis from the step 3 bid sheet. When a vacancy is to be filled from the step 3 bid sheet, the designated human resources representative will notify the appropriate employee and inform his of their selection. An employee who transfers under this step shall have the right to return to the seniority unit from which he transferred or the Company may return him to his former unit because he cannot meet the requirements of the job, within fourteen (14) days from the date of transfer. If an employee is selected and accepts the position he shall be ineligible to transfer again within one (1) year. If an employee elects not to transfer at the time he is notified that he is a successful bidder, the one (1) year ineligibility period will not apply. Should he initially accept the position and subsequently reject the bid, exercise his fourteen (14) day return right or refuse transfer, the one (1) year transfer restriction shall apply from the date of return or rejection. The Company will send a copy of the notice to the Union and will also provide the names of the bidders and the person receiving the job.

         D. An Employee who is absent because of vacation, sickness, or Union business for the bidding period shall be allowed to bid on a vacancy that was posted during such period; however, such bid must be registered within seven (7) days of the date the employee returns to work, and provided further that an employee who is awarded such vacancy will be deemed to have permanently accepted such bid.

         E. Temporary Assignments: Permanent vacancies may be filled by temporary assignment until such time as the prevailing bidder is selected and
assigned.   During the Step 1 bidding procedure, the Company will make every effort to assign the senior employee who most likely would be the successful bidder. Such temporary assignment shall not result in the creation of any rights of incumbency.

         F. Temporary Increases: All vacancies resulting from anticipated increases in operating levels for a period of 60 days or more, or vacancies created by promotion, death, discharge, voluntary termination, retirement or transfer out of the seniority unit shall be treated as permanent; provided, however, that in the event an increase in operating levels is not expected to continue, and does not, in fact, continue for more than 60 days, any vacancies created shall be deemed temporary and not permanent for the purposes of this Article. The period of 60 days or more will not be considered interrupted or abbreviated due to work interruptions caused by equipment failures, breakdowns, lack of material for processing and product flow problems adversely affecting the feed stock required to maintain a level of operations.

         G. Consent Decree: The Company agrees to be bound by Decree 1 filed in the United States District Court for the Northern District of Alabama, Southern Division, dated April 12, 1974, if, to the extent, and for so long as it is applicable to the Company.


SECTION 10 - TEMPORARY VACANCY.

         Scheduled temporary vacancies of more than three (3) weeks shall be filled by the Employee with the greatest length of plant continuous service in the seniority unit from the line of progression below the job being filled, provided such Employee has the necessary physical fitness and ability to perform the work.


SECTION 11 - LABOR POOL.

         A. Purpose: The purpose of this Section is to increase intra-Plant job security for longer service Employees. The application of seniority provisions other than those established under this Section to jobs in a seniority unit shall not be affected by the inclusion of such jobs in the pool except to the extent necessary to comply with the provisions of this Section.

         B.      Establishment of Labor Pool:  There will be one (1) labor pool.

         C. An Employee who has two (2) or more years of Plant continuous service and is laid off for more than twenty-one (21) consecutive calendar days shall be assigned to the pool job if the Employee is qualified and if such job is held by an Employee having less plant continuous service, provided, however, that the Company shall not be required to assign any such job prior to the first day of the work week following the expiration of the twenty-one (21) day period.

         D. An Employee who at the time he is, or otherwise would be laid off, has two (2) or more years of Plant continuous service and, in the opinion of the Company will not be recalled within twenty-one (21) days, shall be assigned to the pool job if he is qualified and if such a job is held by an Employee having less Plant continuous service; provided, however, that the Company shall not be required to assign him to such job prior to the first day of the calendar week following the first full calendar week following the date of the Employee's layoff.

         E. The Company may, at its discretion, assign Employees to the pool job in less than the twenty (21) day minimum requirement outlined in paragraphs (C) and (D) above.

         F. If the Company lays off or recalls from a layoff the wrong Employee, it will not be liable for any retroactive pay to such Employee with respect to any period prior to the day thirty (30) days before receipt by the Company of specific written notice from the affected Employee of its alleged error.

         G. An Employee assigned under the pool arrangement to a seniority unit for purposes of retention shall have no seniority or incumbency rights for promotional purposes in that unit, but such Employee may fill temporary vacancies.

                                   ARTICLE 9

                              PROBATIONARY PERIOD


         A new Employee and one who is reemployed after a break in his continuous service, shall not acquire seniority until the expiration of seven hundred sixty (760) hours of actual work following his employment, at which time he shall receive credit for continuous service during such period. If said Employee is terminated or discharged during the first seven hundred sixty
(760) hours of actual work, said termination or discharge shall not be the subject of any claim, complaint, grievance or arbitration against the Company; provided, however, that this will not be used for purposes of discrimination because of race, color, religious creed, national origin, sex, age, disability, Veteran or special disabled Veteran status or because of membership in the Union.

         If said Employee is rehired within six (6) months from the date of his first employment, any prior hours worked shall count toward the seven hundred sixty (760) hours of probation.


                                   ARTICLE 10

                            JURY AND WITNESS SERVICE


         An Employee who is called for jury service or subpoenaed as a witness, except on his own behalf, shall be excused from work for the days on which he testifies or serves, up to and including twenty (20) business days. Service shall include reporting for jury duty. Such Employee shall receive for each day of service on which he otherwise would have worked, the difference between the payment he receives for such service and the pay for each day of service at eight (8) times the Regular Hourly Wage that such Employee would have received had he worked. The Employee will present proof that he served as a juror or witness, or reported, and the amount of pay, if any, received therefor. An Employee shall not receive such juror or witness pay when it duplicates pay received for time not worked for any other reason, and such pay shall not be computed as hours worked for purposes of determining overtime or premium pay liability.


                                   ARTICLE 11

                                BEREAVEMENT PAY


         When death occurs to an Employee's legal spouse, mother, father, mother-in-law, father-in-law, son-in-law, daughter-in-law, son, daughter, brother, sister, grandparents or grandchildren (including stepfather, stepmother, stepchildren, stepbrother, or stepsister when they have lived with the Employee in an immediate family relationship), an Employee, upon request will be excused and paid for up to a maximum of three (3) scheduled shifts (or such fewer shifts as the Employee may be absent) which fall within a three (3) consecutive calendar-day period; provided, however, that one such calendar day shall be the day of the funeral and it is established that the Employee attended the funeral, payment shall be at eight (8) times the Employee's Regular Hourly Wage.

           "Funeral" is defined as a service recognized by any organized religion, creed, or culture to which the employee or decedent belongs as the standard ceremony to observe the interment, cremation or similar disposition of remains of the family members set forth above.

         An Employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason, and such bereavement pay shall not be computed as hours worked for purposes of determining overtime or premium pay liability.


                                   ARTICLE 12

                                MILITARY SERVICE


         The Company shall provide each Employee who enters the Armed Services of the United States from employment with the Company all rights required to be given to said Employee upon his return to the Company provided in the laws of the United States and the laws of the State of Utah.

         An Employee with one or more years of continuous service who is required to attend an encampment of the Reserve of the Armed Forces or the National Guard shall be paid, for a period not to exceed two weeks in any calendar year, the difference between the amount paid by the government (not including travel, subsistence or quarters allowance) and the amount calculated by the Company in accordance with the following formula. Such pay shall be based on the number of days such Employee would have worked had he not been attending such encampment during such two weeks (plus any holiday in such two weeks which he would not have worked) and the pay for each such day shall be eight (8) times the Employee's Regular Hourly Wage (as defined in Section 2A of
Article 5 of this Agreement) during the last payroll period worked prior to the encampment. If the period of such encampment exceeds two weeks in any calendar year, the period on which such pay shall be based shall be the first two weeks he would have worked during such period.

                                   ARTICLE 13

                               SAFETY AND HEALTH


SECTION 1 - OBJECTIVE AND OBLIGATIONS OF THE PARTIES.

         A. Cooperation: The Company and the Union will cooperate in the objective of eliminating accidents and health hazards. The Company shall make reasonable provisions for the safety and health of its Employees at the Geneva Plant during the hours of their employment. The Company, the Union and the Employees recognize their obligations and/or rights under existing federal and state laws with respect to safety and health matters.

         B. Radiation: Where devices which emit ionizing radiation are used, the Company will continue to maintain safety standards with respect to such devices not less rigid than those adopted from time to time by the Nuclear Regulatory Commission and will maintain procedures designed to safeguard Employees and will instruct them as to safe working procedures involving such devices.

         C. Toxic Materials: Where the Company uses toxic materials, it shall inform the affected Employees what hazards, if any, are involved and what precautions shall be taken to insure the safety and health of the Employees. Upon the request of the Union Co-chairman of the joint safety and health committee (the "Joint Committee"), the Company shall provide in writing requested information from material safety data sheets or their equivalent on toxic substances to which Employees are exposed in the workplace; provided that when the information is considered proprietary, the Company shall so advise the Union Co-chairman and provide sufficient information for the Union to make further inquiry.

         D. Sampling and Testing: The Company will continue a program of periodic in-plant air sampling and noise testing under the direction of qualified personnel. Where the Union Co-chairman alleges a significant on-the-job health hazard due to in-plant air pollution, noise, or chemical or physical agents, the Company will also make such additional tests and investigations as are necessary and shall notify the Union Co-chairman when such a test is to take place. A report based on such additional tests and investigations shall be reviewed and discussed with the Joint Committee. For such surveys conducted at the request of the Union Co-chairman, a written summary of the sampling and testing results and conclusions of the investigation shall be provided to the Joint Committee.

        E.      First Aid:  The Company shall provide adequate first aid for all

Employees during their working hours, and as required, provide for prompt emergency transportation to an appropriate treatment facility for Employees who become seriously ill or are injured on the job. Where necessary, the Company shall also provide or arrange for suitable transportation from such facility back to the Geneva Plant or the Employee's home, as appropriate. An Employee who, as a result of an industrial accident, is unable to return to his assigned job for the balance of the shift on which he was injured will be paid for any wages lost on that shift.


SECTION 2 - PROTECTIVE DEVICES, WEARING APPAREL AND EQUIPMENT.

         Protective devices, wearing apparel and other equipment necessary to properly protect Employees from injury shall be provided by the Company. The Company shall provide at the Company's cost one (1) pair of prescription safety glasses at the time of hire and will replace damaged prescription safety glasses which create an unsafe condition for the employee. Damaged safety glasses will not be replaced where the damage is due to employee negligence. Goggles, gas masks, face shields, respirators, special purpose gloves, fireproof, waterproof or acid proof protective clothing when necessary and required shall be provided by the Company without cost, except that the Company may assess a fair charge to cover loss or willful destruction thereof by the Employee. Proper heating and ventilating systems shall be installed where needed and maintained in good working condition. The Company shall provide, at the Company's cost, two pairs of safety shoes to each Employee. The first safety shoe allowance will be after March 1, 1995 and the second allowance will be after March 1, 1997.


SECTION 3 - DISPUTES CONCERNING UNSAFE CONDITIONS.

         An Employee or group of Employees who believe that they are being required to work under conditions which are unsafe or unhealthy beyond the normal hazard inherent in the operation in question shall have the right to:
(1) file a grievance in the second step of the complaint and grievance procedure for preferred handling in such procedure and arbitration and/or (2) relief from the job or jobs, without loss to their right to return to such job or jobs, and, at Management's discretion, assignment to such other employment as may be available in the Geneva Plant; provided, however, that no Employee, other than communicating the facts relating to the safety of the job shall take any steps to prevent another Employee from working on the job. If an Employee has exercised his right to relief from the job under this Section, and the existence of such unsafe condition is in dispute, the Chairman of the Grievance Committee and the Division Manager, or their designees, shall investigate immediately. The Chairman of the Grievance Committee shall have the right to have a Union member of the Joint Committee present as an advisor. Should either Management or the Board conclude that an unsafe condition within the meaning of this Section 3 existed and should the Employee not have been assigned to other available equal or higher-rated work, he shall be paid for the earnings he otherwise would have received.

         It is recognized that emergency circumstances may exist, and the local parties are authorized to make mutually satisfactory arrangements for immediate arbitration to handle such situations in an expeditious manner.


SECTION 4 - JOINT SAFETY AND HEALTH COMMITTEE.

         A. Committee: A safety and health committee consisting of not more than one Employee from each department designated by the Union and an equal number of Management members, if Management so desires, shall be established (the "Joint Committee"). The Union and the Company shall designate their respective Co-chairmen and shall certify to each other in writing such Co-chairmen and committee members. The Joint Committee shall hold monthly meetings at times determined by the Co-chairmen who may also agree to hold special meetings. Each Co-chairman shall submit a proposed agenda to the other Co-chairmen at least five days prior to the monthly meeting. The Company Co-chairman shall provide the Union Co-chairman with minutes of the monthly meeting. Prior to such monthly meetings, the Co-chairmen or their designees may engage in an inspection of mutually selected areas of the Geneva Plant. At the conclusion of the inspection, a written report shall be prepared by the Company setting forth their findings, and a copy of the report shall be furnished to the Union Co-chairman. Time consumed on Joint Committee work by Joint Committee members designated by the Union shall not be considered hours worked to be compensated by the Company. The function of the Joint Committee shall be to advise with plant management concerning safety and health and to discuss legitimate safety and health matters but not to handle complaints or grievances. In the discharge of its function, the Joint Committee shall: consider existing practices and rules relating to safety and health, formulate suggested changes in existing practices and rules, recommend adoption of new practices and rules, encourage cooperation with safe job procedures and safety rules by all parties, review proposed new safety and health programs developed by Management and review accident statistics, trends and disabling injuries which have occurred in the Geneva Plant and make appropriate recommendations. When the Company introduces significant changes in technology or operations which may affect the safety or health of Employees, the matter will be discussed in advance by the Joint Committee with the objective of reviewing necessary safety equipment, safe job procedures and safety training.

         B. Time Off for Committee Business: The Union Co-Chairman or his designee will be afforded time off without pay as may be required to visit departments at all reasonable times for the purpose of transacting the legitimate business of the Joint Committee, after notice to and receiving the permission of, the head of the department to be visited or his designated representative and, if the Co-chairman or his designee is then at work, permission (which shall not be unreasonably withheld) from his own department head or his designated representative. If the Union Co-chairman or his designee is not at work, he shall be granted access to the plant at all reasonable times for the purpose of conducting the legitimate business of the Joint Committee after notice to, and receiving the permission of, the head of the department to be visited or his designated representative.

         C. New Equipment: When the Company introduces new personal protective apparel or extends the use of protective apparel to new areas or issues new rules relating to the use of protective apparel, the matter will be discussed with the members of the Joint Committee in advance with the objective of increasing cooperation. Should differences result from such discussions, a grievance may be filed in the Second Step by the Chairman of the Grievance Committee within 30 days thereafter. In the event that the grievance progresses through the complaint and grievance procedure to arbitration, the Board shall determine whether such rule or requirement is appropriate to achieve the objective set forth in Section 1.

         D.      Advice:   Advice of the Joint Committee, together with
supporting suggestions, recommendations and reasons shall be submitted to the Vice President of Operations for his consideration and for such action as he may consider consistent with the Company's responsibility to provide for the safety and health of its Employees during the hours of their employment and the mutual objective set forth in Section 1.

         E. Testimony and Investigations: In the event the Company requires an Employee to testify at the formal investigation into the causes of a disabling injury or death or accidents which could have resulted in disabling injury or death, the Company shall notify the Employee that he, the Employee, may arrange to have the Union Co-chairman or his designee present as an observer at the proceedings for the period of time required to take the Employee's testimony. The Union Co-chairman will be furnished with a copy of such record as is made of the Employee's testimony. In addition, in the case of accidents which resulted in disabling injury or death or accidents which could have resulted in disabling injury or death and require a fact-finding investigation, the Company will within four (4) hours after such accident, notify the Union Co-chairman or his designee, who shall have the right to visit the scene of the accident promptly upon such notification, if he so desires, accompanied by the Company Co-chairman or his designee and the Company will add the Union Co-chairman or his designee to the notification list for such accidents. After making its investigation, the Company will supply to the Union Co-chairman a statement of the nature of the injury, a description of the accident, and any recommendations available at that time, and will consider any recommendations he may wish to make regarding the report. In such cases, when requested by the Union Co-chairman, the

Company Co-chairman or his designee will review the statement with the Union Co-chairman. Also, in such cases, the Company Co- chairman or his designee, when requested by the Union Co-chairman, will visit the scene of the accident with the Union Co-chairman or his designee.

         F. Reports to International Union: The Company will provide the International Union Safety and Health Department notification of any accident resulting in a fatality to a Union member within seventy-two (72) hours of the fatality. This notification shall be either oral or written and include the date of the fatality, the unit location of the fatality and, if known, the cause of the fatality. The Company will provide the International Union Safety and Health Department with a copy of the fatal accident report that is given to the local Joint Committee when such report becomes available. Any necessary discussion or other communication on this data between the Company and the International Union will be with the individual designated to provide such information.

         Once each year the Company will, from the same source described in F above, provide to the International Union Safety and Health Department the OSHA Form 200 Summary of Occupational Injuries and Illnesses or its equivalent, the lost workday accident incidence frequency rate and the fatality frequency rate.


SECTION 5 - DISCIPLINARY RECORDS.

         Written records of disciplinary action against an Employee involved for the violation of a safety rule but not involving a penalty of time off will not be used by the Company in any arbitration proceeding where such action occurred one or more years prior to the date of the event which is the subject of such arbitration.

         When an Employee has completed twenty-four (24) consecutive months of work without discipline involving a penalty or time off for violation of a safety rule, prior disciplinary penalties for such offenses not exceeding four days suspension shall not be used for further disciplinary action.

         When a written safety observation report is made involving a violation of a safety procedure or rule by an Employee which does not involve discipline, a copy of that report will be given to the Employee.


SECTION 6 - ALCOHOLISM AND DRUG ABUSE.

         Alcoholism and drug abuse are recognized by the parties to be treatable conditions. Without detracting from the existing rights and obligations of the parties recognized in the other provisions of this Agreement, the Company and the Union agree to cooperate in encouraging Employees afflicted with alcoholism or drug abuse to undergo a coordinated program directed to the objective of their rehabilitation.

         It is the policy of Geneva Steel and the Union to make every reasonable effort to provide a safe work environment free of drugs and alcohol.

         Employees using, consuming, selling, transferring, or possessing alcohol or illegal drugs on the Company's premises shall be subject to immediate discipline following appropriate investigation and review by the Company.

         Use of alcohol or illegal drugs prior to reporting for work which results in negative work performance or erratic conduct in the workplace is also grounds for discipline. In order to implement this policy, the Company may test all applicants for employment for drugs and alcohol and employees recalled from layoff after absences from work in excess of ninety (90) days.
In addition, the Company may require current employees to undergo drug and alcohol testing, in order to investigate accidents, safety incidents in the workplace and possible individual employee impairment. Such testing shall be done promptly after the incident utilizing the more reliable procedures available and under the supervision of qualified medical personnel. Should an Employee test positive as to any illegal drug and a confirming test supports the positive result, he shall be offered rehabilitation in the first such case only. All programs will be carried out with due regard to the Employee's right to privacy. The Company will not require Employees to submit to random or blanket drug screening.


SECTION 7 - SAFETY AND HEALTH TRAINING.

         A. General: The Company recognizes the special need to provide appropriate safety and health training to all Employees. The Company will develop safety and health training that provides either the training described below or the basis for such training as it relates to the needs of the Company and the Employee.

         Training programs shall recognize that there are different needs for safety and health training for newly hired Employees, Employees who are transferred or assigned to a new job and Employees who require periodic retraining.

         B. Training of New Employees: Newly hired Employees shall receive training in the general recognition of safety and health hazards, their statutory and basic labor contract rights and obligations with respect to health and safety and the purpose and function of the Company's Safety, Health and Medical Departments, the Joint Committee and the International Union Safety and Health Department. In addition, upon initial assignment to a job, such Employees shall receive training on the nature of the operation or process, the safety and health hazards of the job, the safe working procedures, the purpose, use and limitations of personal protective equipment required, and other controls or precautions associated with the job.

         The Union Co-Chairman and the International Union Safety and Health Department or a designee shall, upon request, be afforded the opportunity to review the training program for newly hired Employees at the plant level.

         C. Training of Other Employees: The training of Employees other than those newly hired by the Company shall be directed to the hazards of the job or jobs on which they are required to work. Such training shall include hazard recognition, safe working procedures, purpose, use and limitations of appropriate specialized instruction.

         D. Retraining: As required by an Employee's job and assignment area, periodic retraining shall be given on safe working procedures, hazard recognition, and other necessary procedures and precautions.


SECTION 8 - MEDICAL RECORDS.

         The Company shall comply with all applicable federal (OSHA) and/or state (UOSH) regulations concerning the confidentiality of and access to Employee medical records.


                                   ARTICLE 14

                          PENSIONS AND PROFIT SHARING


         A. The Company shall pay into the pension plan a sum equal to 4 1/2% beginning March 1, 1995, of all wages paid to each full-time, permanent Employee. The payment to the pension plan will be increased to 5% beginning March 1, 1996.

         B. Employees shall be entitled to share 10% of the Company's net profits before taxes (subject to certain adjustments) from its Geneva Plant steel operations as more fully described in Appendix D to this Agreement.

         Notwithstanding any contrary provision in any Pension Plan description or plan document, the Company will not reduce the level of benefit called for in the plan provided under this contract during the term of this agreement, unless such change in the benefit is agreed to by the Union or is required by applicable law.


                                   ARTICLE 15

                                   INSURANCE


         The insurance benefits which shall become effective upon the effective date of this Agreement are set forth in Appendix B to this Agreement which is incorporated herein.

         In the event legislation is enacted creating a system of national or state health benefits coverage, either party shall have the right to reopen this provision of this Agreement. If the parties are unable to reach agreement, the matter should be submitted to binding arbitration for resolution.

         Notwithstanding any contrary provision in any Summary Plan Description and/or plan document, the Company will not reduce the level of benefits called for in the various health and benefit plans provided under this contract during the term of this agreement, unless such reduction in the level of benefits is agreed to by the Union or required by applicable law.


                                   ARTICLE 16

                            ADJUSTMENT OF GRIEVANCES


SECTION 1 - PURPOSE.

         A. Should any differences arise between the Company and the Employees as to the meaning and application of the provisions of this Agreement, there shall not be any suspension of work on account of such differences, but an earnest effort shall be made to settle them promptly and in accordance with the provisions of this Agreement in the manner hereinafter set forth.

         B. Failure to Appeal: If any decision is not appealed within the time limits to the next step, it shall be considered settled on the basis of the prior step, and the Employee or Employees covered by such complaint or grievance shall not have any further right or remedy with respect to any matter or claim covered by such complaint or grievance.


SECTION 2 - DEFINITIONS.

         A.      "COMPLAINT" shall mean a request or complaint.

         B. "GRIEVANCE" shall mean a complaint of an Employee which involves the interpretation or application of, or compliance with, the provisions of this Agreement.

         C. "DAY" shall mean calendar day, but shall not include any Saturday, Sunday, or Holiday unless otherwise indicated herein.


SECTION 3 - PROCEDURE.

         A. Oral. An Employee shall take any complaint to his foreman, with or without his Union representative as he may decide, within five (5) working days of the event or the time he reasonably should have known of the event. The matter shall be answered by the foreman within two (2) working days from the day it is presented.

         B. Step 1. If the complaint is not settled at the Oral Step, the Department Area Manager, Manager Labor Relations (if appropriate) and Union Grievance Committeeman, with the Employee and any other necessary witnesses present, shall discuss the matter within seven (7) working days from the foreman's answer in paragraph (A) above, and attempt to resolve the matter. At this level, the grievance form shall be filed by the Union Grievance Committeeman and the disposition of the grievance shall be noted on the grievance form. Disposition of the grievance at this level shall occur within five (5) working days following the completion of the discussion. If the disposition of the grievance is not satisfactory to the Union Grievance Committeeman, a written statement shall be prepared by the Union Grievance Committeeman attached to the grievance form which shall be submitted to the Labor Relations Department within seven (7) working days of the disposition of the grievance at Step 1. The Company will provide a written response to the Union within seven (7) working days of receipt of the Union's written statement. Written statements shall be brief and factual. They shall state what provisions of the Agreement are relied upon, the Company's response to Union reliance on these provisions, as well as the remedy sought.

         C. Step 2. If the Union Grievance Committeeman is not satisfied with the disposition in Step 1 and the Union continues to maintain that the grievance is meritorious, the Labor Relations Department shall, within ten (10) working days of the receipt of the Union's written statement (or at such other time as shall be mutually agreed to by the Company and the Union), cause a discussion between the Chairman of the Grievance Committee and the Union Grievance Committeeman and himself, together with the Employee and such other persons as either side may reasonably wish to have in order to dispose of the matter. It shall be answered within seven (7) working days of the date of such meeting. The Chairman of the Grievance Committee shall have the authority to settle, withdraw, or continue processing the grievance. The Company Representative shall have the authority to settle the grievance.

         D. Step 3. If the Chairman of the Grievance Committee is not satisfied with the disposition in Step 2, the Union must appeal the grievance to Step 3 of the procedure within thirty (30) days of receipt of the disposition of the grievance from Step 2. The Union and the Company will meet in an effort to resolve the grievance prior to an Arbitration hearing date being set. The parties involved in this review shall include the International Union Representative, the Local Union President, the Grievance Committee Chairman, the Company's Vice President of Human Resources, and the Manager of Labor Relations or his designated representative. The International Union Representative and the Local Union President shall have the authority to settle, withdraw, or continue processing the grievance. The Vice President of Human Resources shall have the authority to settle the grievance. The review meeting shall be limited to the International Union Representative, the Local Union President, the Grievance Committee Chairman, the Company's Vice President of Human Resources, and the Manager of Labor Relations or his designated representative. No other attendees will be permitted unless mutually agreed upon in advance of the meeting. All settlements arrived at in this procedure will be in written form and signed by the aforementioned individuals. Whenever either party concludes that further discussions cannot contribute to the settlement of the grievance, the grievance may be appealed to arbitration.

         E. Arbitration. If the grievance is not resolved at the Step 3 level, then within thirty (30) working days from the disposition of the grievance at Step 3 the International Union may appeal the complaint to arbitration. The Company and the Union shall agree to an arbitration panel consisting of a maximum of five arbitrators. If the Company and the Union cannot agree on an arbitrator from such list, the Union shall strike a name from the list and the Company shall do likewise and the process shall be repeated until one name remains which shall then be the arbitrator. The arbitrator shall be furnished with the written statements from both parties outlining the pertinent facts in Step 1. Thereafter, the arbitrator shall hear the complaint within twenty-one (21) days from the date he was selected, or upon a date jointly agreed to by the parties. The arbitrator will be asked to issue a decision within twenty (20) days from the date of the hearing, or fifteen

(15) days from receipt of the transcript, whichever is later. The parties may mutually agree to have the arbitrator issue a decision on the basis of the written record submitted to him by the parties. The arbitrator shall assure himself that all necessary facts and consideration have been placed before him by both sides, and he shall have the authority to interpret and apply the provisions of this Agreement, but he shall not have the authority to alter any of its provisions. The parties shall share equally the compensation and expenses of the arbitration. The decision of the arbitrator shall be final and binding on the parties.


SECTION 4 - MISCELLANEOUS.

         A. Union Representation: Any Employee who is summoned to meet in an office with a supervisor other than his own immediate supervisor for the purpose of discussing possible disciplinary action shall be entitled to be accompanied by a Union representative if he requests such representation, provided such representation is then available or if not then available, the Employee's required attendance at such meeting shall be deferred only for such time during that shift as is necessary to provide opportunity for him to secure the attendance of such representative. The Union shall be entitled to a maximum of eleven (11) Grievance Committeemen, and any officer who is also a Grievance Committeeman will be counted toward that maximum number.

         B. Group Grievances: All grievances shall be on an individual basis unless mutually agreed upon by the parties, which agreement shall not be unreasonably withheld.

         C. The complaint and grievance procedure may be utilized by the Union in processing complaints or grievances which allege a violation of the obligations of the Company to the Union as such. In processing such complaints or grievances, the Union shall observe the specified time limits in appealing and the Company shall observe the specified time limits in answering. The Union may not, pursuant to this provision, initiate a grievance absent a signed complaint form from an affected employee which alleges a violation of any individuals rights under this Agreement. In the event an employee dies, the Union may process on behalf of his legal heirs any claim he would have had relating to any monies due under any provision of this Agreement.

         D. Acceleration: The Grievance Committee Chairman can sign and process a grievance directly into Step 2 if the issue involves two or more departments. If the Company's discussion or answer to a complaint or a grievance is not given within the prescribed time requirements in any Step, the Union, after notifying the Company, may refer or appeal to the next Step.

         E. Extensions: The time limits set forth in this Article may be extended by the written mutual agreement of the parties.

         F. Employee Disciplinary Record: Disciplinary records shall not be used after two (2) years from the date of the event which was the subject of the discipline, if the Employee has been subject to no intervening disciplinary action.

         G. Prior Grievances: Any grievance or complaint existing or arising out of events which occurred prior to the date that the Company begins operation of the Geneva plant shall have nothing to do with the Company or this Agreement.

         H. When possible, proceedings under this grievance procedure shall take place during the off-shift hours.

         I.      The Company's liability shall be limited to one hundred twenty
(120) days prior to the filing of any grievance.

         J. When a grievance has been appealed to Step 3, a written summary developed from the Step 2 meeting shall be prepared by the Company. The record shall be jointly signed by the Company Representative and the Chairman of the Grievance Committee. If the Chairman of the Grievance Committee shall disagree with the written summary prepared by the Company, he shall set forth and sign his reasons for such disagreement, and the written summary, except for such disagreement, shall be regarded as agreed to.


                                   ARTICLE 17

                     DISCHARGE AND DISCIPLINE OF EMPLOYEES


SECTION 1 - DISCHARGE.

         The Company may at any time suspend or discharge any Employee for just cause. If such Employee believes he was suspended or discharged without just cause, that Employee or the Union may submit such complaint or grievance to the adjustment of grievances procedure contained in Article 16.


SECTION 2 - JUSTICE AND DIGNITY ON THE JOB.

         The following understandings have been reached for a Procedure for Justice and Dignity on the Job applicable to suspension cases only.

         A.      During the period this Procedure is in effect at the Geneva
Plant,

Management, after imposing a suspension, shall not remove the affected Employee from active work on the job to which his seniority entitles him upon such imposition prior to a final determination of the merits of the suspension in accordance with the applicable provisions of this Agreement should the Employee elect to file a complaint or grievance protesting Management's decision. For purposes of the operation of the option not to be removed from the job pursuant to this Procedure, a complaint or grievance protesting a suspension must be filed within two (2) calendar days after notice of the imposition of the suspension. In the event no complaint or grievance is filed within such time limit, the Company will not suspend the affected Employee from active work on the job to which his seniority entitles him prior to the day following the expiration of the time limit set forth in this paragraph. For any purpose other than operation of the option set forth above, the time limits for filing a complaint or grievance protesting a discharge or suspension shall continue to be those set forth in Article 16 of this Agreement.

         B. The Parties recognize that it is essential that a proper balance be maintained between the right of an Employee to be retained under this procedure and the right of Management to manage the plant. Accordingly, to insure that balance, this procedure will be inapplicable to suspensions involving any offenses which endanger the safety of other persons or the plant and its equipment. Such offenses shall include, but are not limited to:
theft; use and/or distribution on Company property of drugs, narcotics, and/or alcoholic beverages; possession of firearms on Company property; destruction of Company property; threatening bodily harm to, and/or striking, a member of supervision; fighting; and insubordination which subverts the authority of Management or interferes with the completion of work. In addition, this Procedure will be inapplicable to a discharge or suspension involving activity prohibited by the provisions of this Agreement.

         C. When an Employee is retained pursuant to Paragraph A, and the Employee's suspension is finally determined in the grievance procedure or in arbitration to be for just cause, the removal of the Employee from the active employment rolls shall be effective for all purposes the day following the date of final resolution of the grievance.

         D. Nothing in this Procedure shall restrict or expand Management's right to relieve an Employee for the balance of such Employee's shift under the terms of this Agreement.


                                   ARTICLE 18

                      PROHIBITION OF STRIKES AND LOCKOUTS

         During the term of this Agreement, neither the Union nor any Employee shall: (a) engage in or in any way encourage or sanction any strike or other action which shall interrupt or interfere with work or production at the Geneva Plant; or (b) prevent or attempt to prevent the access of Employees to the Geneva Plant. During the term of this Agreement, the Company shall not engage in any lockout of the Employees of the Geneva Plant.


                                   ARTICLE 19

                               MANAGEMENT RIGHTS

         The Management of operations and the direction of the working forces and operations of the Geneva Plant, including, without limitation, the hiring, promoting and retiring of Employees, the suspending, discharging or otherwise disciplining of Employees for just cause, the laying off and calling to work of Employees in connection with any reduction or increase in the working forces, the scheduling of work, and the control and regulation of the use of all equipment and other property of the Company, are the exclusive functions of the Management; provided, however, that in the exercise of such functions the Management shall observe the provisions of this Agreement. Neither Management nor the Union shall discriminate against any Employee or applicant for employment because of his membership or lack of membership in, or lawful activity on behalf of or in connection with, the Union.



                                   ARTICLE 20

                               SCOPE OF AGREEMENT

         The Parties expressly declare that they have bargained between them on all phases of wages, hours and working conditions, and that the specific terms of this Agreement and any addenda thereto represent their full and complete
understanding without reservation or unexpressed understanding.   Any aspect of
wages, hours or working conditions not covered by this Agreement is declared to have been expressly eliminated as a subject of grievance, bargaining or arbitration, and may not be raised for further bargaining or arbitration without the specific written consent of both parties.

         In accepting the considerations and limitations herein agreed to by the Company, the Union unqualifiedly waives all present and/or future rights during the term of this Agreement to require the Company to bargain collectively on any other aspect of wages, hours of work or working conditions affecting employment, whether specifically contained herein or not, this giving the Company the right to manage the business in all respects subject only to the express terms of this Agreement.

                                   ARTICLE 21

                   LOCAL WORKING CONDITIONS, PAST PRACTICES,
                        WORK RULES AND PRIOR AGREEMENTS


SECTION 1 - LOCAL WORKING CONDITIONS, PAST PRACTICES, AND
            WORK RULES.

         All local working conditions, past practices, and work rules, whether written, oral, or established by custom, habit or agreement prior to the effective date of this Agreement (or during the time the Geneva Plant had been operated by USS), except grievance settlements resolved at the third step or higher since September 1, 1987, are hereby terminated and no such conditions, practices, or rules shall be established except in writing by mutual agreement of the Union and the Company. Such conditions, practices, or rules established in writing must be signed by the Vice President of Human Resources for the Company and by the Union and shall include all Local Issues and any grievance settlements resolved at the second step or higher during the term of this Agreement. Provided further that any such conditions, practices, or rules heretofore or hereafter established shall not be in conflict with the express terms of this Agreement.


SECTION 2 - PRIOR AGREEMENTS.

         Any prior agreements between the Union and USS shall have no force or effect between the parties hereto except as provided in Article 7 of this Agreement.


                                   ARTICLE 22

                              SHORT WORK WEEK FUND

         The Company shall establish a fund into which it will contribute $.10 for each hour worked by Employees, to be known as the "Short Work Week Fund".

    The Fund shall be used to pay any Employee for any week for which he is scheduled to work an amount equal to the product of his Regular Wage Rate times the difference between (1) 32 hours, and (2) the sum of the hours he actually worked, plus the hours he did not work but for which he was paid by the Company (excluding the first eight hours for which he received pay for unworked Holidays in any week), plus the hours he was scheduled to work but did not work because of his failure to report for work as scheduled.

         The Company's obligation shall be limited to the prompt payment of the $.10 per hour into the Fund. Funds in excess of $600,000 may be used by the Company to offset costs as associated with the Long Term Disability Plan and the continuance of medical insurance benefits to Employees on layoff.


                                   ARTICLE 23

                                 MISCELLANEOUS

SECTION 1 - TERMINATION.

         This Agreement shall terminate at the expiration of sixty (60) days after either party shall give notice of termination to the other party, but in no event shall it terminate prior to March 31, 1998.


SECTION 2 - MAILING OF NOTICES.

         Any notice to be given under this Agreement shall be given by registered or certified mail; be completed by and at the time of mailing; and if by the Company, be addressed to the Union at the following addresses:


                 United Steelworkers of America
                 District 38
                 360 West 5300 South, #350
                 Murray, UT  84123

                 United Steelworkers of America
                 Local Union 2701
                 1847 Columbia Lane

                 Orem, UT  84058

                 United Steelworkers of America
                 Jack R. Golden
                 Director, District 12
                 12821 Industrial Road
                 Houston, TX  77015

and if by the Union to the Company at:

                 Vice President, Human Resources
                 Geneva Steel
                 P. O. Box 2500
                 Provo, UT  84603

Either party may, by like written notice, change the address to which registered mail notice to it shall be given.


SECTION 3 - RATIFICATION.

         This Agreement shall be binding on the parties hereto only after affirmative ratification by Local 2701 and approval of the Board of Directors of the Company.


         IN WITNESS WHEREOF we have hereunto set our hands the day and year first above written.


                                  UNITED STEELWORKERS
GENEVA STEEL                          OF AMERICA
- ------------                      -------------------
Joseph A. Cannon                  George Becker
  CEO and                           President
  Chairman of the Board
                                  Leo W. Gerard
Carl E. Ramnitz                     Secretary, Treasurer

  V.P. of Human Resources
                                  Richard H. Davis
                                    V.P. of Administration

                                  Leon Lynch
                                    V.P. Human Affairs

                                  Robert J. Petris
                                    District Director

                                  Dallas Alexander
                                    Subdirector, District 38
                                    Subdistrict 12

                                  Dennis Kujala
                                    President
                                    Local 2701

                                  Michael Vincent
                                    Chairman, Grievance Committee

                                  Lionel Camara
                                    Secretary, Grievance Committee

                                  Jim Christensen
                                    Grievanceman

                                   APPENDIX A

                               HOURLY WAGE SCALE


                                EFFECTIVE DATES

JOB CLASS       MARCH 1, 1995     MARCH 1, 1996    MARCH 1, 1997
    1              $ 9.85           $ 9.85           $ 9.85
    2              $12.08           $12.44           $12.82
    3              $12.24           $12.60           $12.98
    4              $12.39           $12.76           $13.15
    5              $12.55           $12.92           $13.31
    6              $12.70           $13.08           $13.47
    7              $12.85           $13.24           $13.64
    8              $13.01           $13.40           $13.80
    9              $13.16           $13.56           $13.97
   10              $13.32           $13.72           $14.13
   11              $13.47           $13.88           $14.29
   12              $13.63           $14.04           $14.46
   13              $13.78           $14.19           $14.62
   14              $13.94           $14.35           $14.78
   15              $14.09           $14.51           $14.95
   16              $14.24           $14.67           $15.11
   17              $14.40           $14.83           $15.28
   18              $14.55           $14.99           $15.44
   19              $14.71           $15.15           $15.60
   20              $14.86           $15.31           $15.77
   21              $15.02           $15.47           $15.93
   22              $15.17           $15.63           $16.10
   23              $15.33           $15.79           $16.26

24              $15.48           $15.95           $16.42
25              $15.64           $16.10           $16.59
26              $15.79           $16.26           $16.75
27              $15.94           $16.42           $16.92
28              $16.10           $16.58           $17.08
29              $16.25           $16.74           $17.24
30              $16.41           $16.90           $17.41
31              $16.56           $17.06           $17.57
32              $16.72           $17.22           $17.73
33              $16.87           $17.38           $17.90
34              $17.03           $17.54           $18.06


                                   APPENDIX B

                               INSURANCE BENEFITS

MEDICAL INSURANCE

         The medical insurance which shall become effective upon the effective date of this agreement is contained in a booklet entitled Geneva Steel Health Plan, a copy of which will be provided to each employee. Such booklet constitutes a part of this Appendix as though incorporated herein.


LIFE INSURANCE

         Group life insurance in the amount of $25,000 per Employee shall be provided by the Company.


DEPENDENT LIFE INSURANCE

         Life Insurance for eligible dependents shall be provided by the Company in the amount of $5,000 for spouse and $2,000 for each child.

ELIGIBILITY

         Full-time, permanent Employees become eligible for the above benefits on the first day of the month thirty (30) days after hire. Pre-existing conditions will be excluded from coverage for a period of nine (9) months.


CONTINUANCE

         In the event of reduction in force, the above-described benefits for full-time, permanent Employees will continue according to the following schedule:

YEARS OF SERVICE                           INSURANCE CONTINUANCE
- ----------------                           ---------------------
   0 To 5                                  End of month plus 2 months

   5 to 10                                 End of month plus 4 months

   10 or more                     End of month plus 6 months

In all other cases, the benefits cease on the last day worked.


SICKNESS AND ACCIDENT

         Employees who become totally disabled as a result of sickness or accident, as certified by a licensed physician, will be eligible to receive weekly sickness and accident benefits. Benefits will not be payable for any period during which an employee is not under the care of a licensed physician.

         The weekly sickness and accident benefits will commence on the 8th day following an illness and on the first day following an accident and continue in accordance with the following schedule:

                 YEARS OF SERVICE                    WEEKS
                 ----------------                    -----
                 1st (after probation)                13
                 1-20 years                           26
                 Over 20 years                        52

         The amount of the weekly benefit during the term of this agreement will be $300.00.

         In order for the Company to process claims in a timely fashion and to determine eligibility for benefits, a claim must be received by the Company within 21 days of the commencement of the disability. If the Employee exceeds 21 days, and the Employee demonstrates a good reason that he was unable to file the claim within the 21 days, an Employee's benefits shall commence on the date of filing if the Company is able to establish the medical and other factual aspects of the claim and determines that the Employee is eligible for benefits. If the Employee is physically unable to comply with this procedure, he should have someone notify the Geneva Steel Benefits Office in writing of his disability before the end of the twenty-one (21) day period.

         Sickness and accident benefits will be administered according to the Company's processing procedures, and weekly benefits will be reduced under the following circumstance where other benefits are payable:

                 Workers' Compensation. If an employee is otherwise entitled to sickness and accident benefits and he is making claim for Temporary Total Disability benefits pursuant to any workers' compensation or occupational disease law, the sickness and accident benefits will be paid only after satisfactory arrangements are made to assure that any payment of sickness and accident benefits shall be reimbursed by the employee if the claim for Workers' Compensation benefits is successful. Such arrangements shall include the employee's execution of necessary documents authorizing the deduction of any such overpayment from any payments becoming due as a result of such claim or from any amount payable the employee by or on behalf of the Company, including benefits, wages and pension payments.


                 Long-Term Disability. If an eligible employee becomes permanently and totally disabled defined as the inability to perform a bargaining unit job after one (1) full year of disability, he shall be eligible to receive a long-term disability benefit in the amount of $400 per month for a maximum of forty-eight (48) months. In order to be eligible for such benefit, an employee must (a) have 15 years or more of continuous service at the commencement of disability; and (b) be actively at work at the commencement of disability.


                                   APPENDIX C

                           COVERED SALARIED CLERICAL
                            AND TECHNICAL EMPLOYEES

1. It is understood that the Clerical and Technical Employees represented by USWA Local Union 2701 are covered by this Agreement between Geneva Steel and the United Steelworkers of America.

2. The Employees of this Clerical and Technical Unit will be paid on a wage hourly pay scale as set forth in Appendix A.

3. The C&T positions will have a guarantee of 40 hours work per week, which includes unworked hours which are paid on holidays. The Company will pay the employees of the C&T unit 40 hrs. per week except if the employee is absent without leave. If an employee is ill, is involved in an accident which precludes him from working, or has a personal family emergency during their scheduled week and, if otherwise qualified, he shall be paid for 40 hours that week. A supervisor may require certification of an illness by a licensed physician when they feel such verification is necessary. After an employee is absent from work due to sickness, for a period of seven (7) days, he becomes eligible to apply for S&A Benefits commencing on the eighth (8th) day of illness (see Appendix B).

                                   APPENDIX D

                            PROFIT SHARING PLAN FOR
                                  GENEVA STEEL
                           BARGAINING UNIT EMPLOYEES

         A Profit Sharing Plan for eligible Geneva Steel Bargaining Unit Employees (the "Profit Sharing Plan") will be in effect for the duration of the contract commencing March 1, 1995. The Profit Sharing Plan will be calculated and paid annually based on the Company's fiscal year accounting records. The Company's fiscal year ends on the last day of September of each year.

         A. The Profit Sharing Plan shall be based on the Company contributing to a pool (the "Profit Sharing Pool") ten percent of Geneva Steel's adjusted earnings before taxes and excluding extraordinary items ("A.E.B.T.") for the fiscal year if A.E.B.T. is positive. A.E.B.T. shall mean earnings before taxes excluding profit sharing, reduced by Allocated Capital Expenditures. Allocated Capital Expenditures shall mean twenty-five percent (25%) of all Capital Expenditures up to $50 million and thirty percent (30%) of all Capital Expenditures in excess of $50 million. Capital Expenditures shall mean the aggregate of all of the Company's actual capital expenditures (in accordance with generally accepted accounting principles) for the fiscal year, including capital maintenance. If for any fiscal year the Company's Capital Expenditures exceed $85 million or the Company does not have sufficient cash (before payment of dividends) and/or the ability to borrow funds against its working capital line to pay profit sharing and have sufficient funds available to cover any then forecasted negative cash flow in the six months following the scheduled payment of the profit sharing, the Company shall at its option have the right to pay its Profit Sharing Pool obligation in the form of shares of the Company's common stock at a value then agreed to by the Company and the Union, or if they can't agree, at a value determined by an independent appraiser acceptable to the Company and the Union, or to defer the obligation for up to two (2) years with interest at 8% per annum. If the parties are unable to agree on an independent appraiser, they shall select an appraiser in the manner set forth in paragraph E below, substituting five qualified appraisers for the five auditors.

         B. All bargaining unit employees shall be eligible to participate in the Profit Sharing Plan if they were actively at work at any time during the subject fiscal year. Employees, other than employees who die or retire, whose employment is terminated, voluntarily or involuntarily, during the fiscal year shall not be eligible to participate in the Profit Sharing Plan for the subject year. Probationary employees during their probationary employment period shall not be eligible to participate in the Profit Sharing Plan under any circumstances nor shall the first 760 hours of work be considered as eligible hours of work under this Plan.

         C. The Profit Sharing Pool for each fiscal year, if any, as calculated pursuant to paragraph A above shall be allocated to each eligible bargaining unit employee on the basis of each Employee's Profit Sharing Plan Hours as compared to total Profit Sharing Plan Hours. An Employee's Profit Sharing Plan Hours shall mean the lesser of (a) the sum of the hours the employee actually worked for which the employee is paid during the fiscal year plus the hours for which the employee receives vacation pay, or (b) 2080 hours. Total Profit Sharing Plan Hours shall mean the total of all the eligible bargaining unit Employee's Profit Sharing Plan Hours.

         D. The fiscal year Profit Sharing Plan payments to employees, if any, will be reduced by PDP payments made during the period for which the profit share is calculated. Profit Sharing Plan payments shall be made to eligible employees in a separate check during December following the fiscal year in which they were earned, unless payment is delayed pursuant to paragraph F below or deferred pursuant to paragraph A above. On or before October 31 of each year, the Company will issue to each eligible bargaining unit employee a summary of the Employee's Profit Sharing Plan Hours for the subject fiscal year and the report to the Union referred to in paragraph E below. On or before November 10 following the fiscal year any employee who objects to the number of hours set forth on his or her summary shall file a written statement setting forth the basis for the objection. The Union and the Company shall resolve any disputes promptly. If an individual written objection is not filed on or before November 10 following the fiscal year any such objection will be barred from thereafter being filed. No employee may object on behalf of any other employee, nor may any employee object to the amount of the Profit Sharing Pool or the overall allocation thereof.

         E. Not later than 15 days before the anticipated payment date, the Company will provide the Union with a report of the Company's independent certified public accountants certifying to the A.E.B.T. and Allocated Capital Expenditures as set forth above, all in accordance with generally accepted accounting principles. In addition, reasonable information to support the report will be furnished upon request.

         The Union shall have the right to retain, at its own expense, an independent certified public accountant for the purpose of verifying the report described above. In the event that the Company's CPA and the Union's CPA cannot resolve their differences, the Company and the Union shall select a third independent certified public accountant to resolve the matter. If the Company and the Union are unable to agree to an acceptable independent public accountant, the parties agree to select an independent accounting firm from a list of five major independent accounting firms, by a process of elimination through alternate striking of the firms until only one remains. The list of major independent accounting firms shall be agreed to in a separate letter of agreement. The accounting data supplied to the independent accounting firm shall be limited to data that are essential to verify the Profit Sharing Plan, which shall include PDP payment deductions, Adjusted Earnings Before Taxes, Actual Capital Expenditures, profit sharing hours, and, if applicable, cash flow justification. All confidential or proprietary information supplied or otherwise made available to the independent accounting firms any union representatives pursuant to this agreement shall be held in the strictest confidence and used only for the purpose of verifying amounts to be distributed to employees under this plan. The cost of any such audit shall be shared equally by the Company and the Union. If the Union does not request an independent third audit within forty-five (45) days of its receipt of the report from the Company's CPA described above, such report shall be deemed accepted, and the Union shall thereafter have no right to challenge the report to make a request for any audit for the subject fiscal year.

         F. The Company shall not make any Profit Sharing Plan payments to any person until all employee objections described in paragraph D above have been resolved.

         G. Under no circumstances other than defined below shall the Company be required to contribute to the Profit Sharing Plan Pool, for any fiscal year more than the total amount calculated pursuant to paragraph A above. To the extent that the Company, for any reason, over-funds the Profit Sharing Plan Pool for any fiscal year, the Company shall deduct the amount of such over- funding from the Profit Sharing Plan Pool for the next fiscal year or years in which the Profit Sharing Plan makes a payment until all the over-payment is recovered. If for any reason the Company should under-fund the Profit Sharing Plan Pool, the under-funding shall be repaid and distributed in accordance with this plan.

         H. Payments under the Profit Sharing Plan shall be included as compensation for income tax, F.I.C.A., union dues and pension purposes, but shall not be a part of an employee's pay for any other purpose and shall not be used in the calculation of any other Company payment, allowance or benefit.

                                   APPENDIX E

                               TURN COORDINATORS

         The Union and the Company recognize a need for proper manning and the efficient utilization of turn coordinators. A turn coordinator is a true working member of the crew, who has the responsibility to direct the activities of others. In order to address and resolve differences concerning this position, the parties have discussed and agreed to the following:

         1. The Company will identify to the Union, turn coordinator assignments and current personnel who are working as turn coordinators. Future turn coordinator vacancies in those positions will be filled on a seniority basis from within the line of progression. Employees awarded those positions will be paid three job classes above the highest job they supervise. If, due to an increase in operations or to fill for temporary vacancies, additional turn coordinators are needed, they will be assigned in seniority order from a list of employees who have expressed an interest in being trained as turn coordinators and who have satisfactorily completed a voluntary leadership training program established by the Company at the Company's expense. Employees electing to train as a turn coordinator will (1) have the requirements and responsibilities (i.e. personnel and crew attendance, safety, work performance, etc.) reviewed with them; (2) have their training period outlined; (3) have the evaluation system explained and their performance reviewed with them a minimum of once every two weeks. If an employee is removed from the turn coordinator position, either voluntarily or at the discretion of Management, he will return to his former incumbent position. Should the Employee feel that his/her removal from that position was unwarranted, they may initiate a grievance consistent with Article 16 of the Agreement.


                                   APPENDIX F

                             SUCCESSORSHIP LANGUAGE

         The Company agrees that it will not sell, convey, assign or otherwise transfer the Geneva Plant or any significant part thereof covered by this Agreement unless prior to the closing date of the sale the Buyer shall have entered into a collective bargaining agreement with the Union establishing the terms and conditions of employment to be effective as of the closing date, or the Buyer shall have agreed to abide by the terms and conditions of this Agreement.


                                   APPENDIX G

                            MEMORANDUM OF  AGREEMENT

         In order to better implement and apply the provisions of Article 13,
Section 6 - Alcoholism and Drug Abuse, and to comply with existing state and federal laws, the

Company and the Union have discussed and agree to the following terms and conditions as an addendum to Article 13, Section 6, and as such it is not intended to change or alter any other provisions of the Collective Bargaining Agreement.

1. The initial cutoff levels for the following six drugs or classes of drugs shall be used when screening specimens to determine whether or not they are negative:

                 Marijuana Metabolites                 50 ng/ml
                 Cocaine Metabolites                  300 ng/ml
                 Opiate Metabolites                   300 ng/ml
                 Phencyclidine                         25 ng/ml
                 Amphetamines                       1,000 ng/ml
                 Alcohol                               80 mg/dl

         Any results at or above the foregoing levels will be considered a positive test result. In the event NIDA lowers the cutoff level for any of the substances listed above, the parties agree to lower the level accordingly.

2. When an employee is discharged following a positive drug or alcohol test, a Step 1 meeting will be held with appropriate Management and Union representatives within five (5) working days of the date of discharge. If it is determined in the Step 1 meeting that the discharged employee is to be offered a "Last Chance Agreement", the Company representative from Human Resources will explain the differences in the two types of Last Chance Agreements which may be offered. The Company representative and the Union Grievance Committeeman will work together to impress upon the employee his/her requirements to strictly comply with the terms of the Last Chance Agreement which is offered.

3. The two Last Chance Agreements to be used are attached as Exhibit I and II of this Agreement. The first Agreement (Exhibit I) is to be offered in situations where the discharged employee recognizes that he/she may have a drug and/or alcohol abuse problem. Consequently, the employee will be required to go to the Employee Assistance Program for an evaluation, and if required, complete a rehabilitation program. The second type of Agreement (Exhibit II) will be used when the employee maintains that he/she does not have an abuse problem and that the drug and/or alcohol problem can be corrected without the assistance of a rehabilitation program. At a minimum, however, an employee who is offered the second type of Agreement must attend a drug and alcohol awareness class.

4. The Company and the Union agree to establish a "Company/Union Drug and Alcohol Abuse Committee." The Committee will consist of two members from the Union (the President and the Grievance Committee Chairman), and two members of management. In the event an employee discharged for drugs or alcohol is from the Grievance Committee Chairman's home department, the Secretary of the Grievance Committee will replace the Grievance Committee Chairman in that one instance. The two Company members will be from Human Resources or one member may be a Management representative from a department other than the one in which the discharged employee works. The Committee will function as outlined in the provisions of this Agreement.

5. In addition to testing an employee for drugs and alcohol consistent with the provisions of Article 13, Section 6, the Company may also test an employee who has signed a Last Chance Agreement at any time for a period of one year following the signing of either type of Last Change Agreement. Further, the Company may also test the employee who is working under the terms of a Last Chance Agreement any time he/she returns from any absence from work in excess of seven (7) days (excluding vacations) for a period of up to five (5) years after the signing of the Last Chance Agreement. The Last Chance Agreement will expire after a period of five (5) years after the signing of the agreement, provided there are no further infractions of this type in that period of time.

6. If an employee tests positive for drugs or alcohol after signing a Last Chance Agreement, he/she will be immediately suspended from work. The employee will remain on suspension until the Company/Union Drug and Alcohol Abuse Committee have an opportunity to meet with the suspended employee. The meeting will be held within seven (7) working days of the date of the employee's suspension. The intent of the meeting will be to hear and discuss the employee's explanation for his/her second positive drug and/or alcohol test. If the Committee determines that the employee had extenuating circumstances which led to legitimate and documented reasons for his/her actions (i.e. recent divorce, death in the immediate family, etc.), the employee may be reinstated with an extended suspension and a reinstruction that any additional positive drug or alcohol tests will result in discharge.
         If the Committee determines that the employee did not have a legitimate reason for a second positive test (i.e. the deer hunt, poker game, etc.), the employee's suspension will be converted to discharge.

7. The Company will supply the Union and the Employee with a release of information form which an employee may elect to sign. The release will allow the appropriate Company Representative to supply the Employee with the drug and/or alcohol test results (including the level at which the employee tested), and to supply that information to the Union.

8. This Agreement will become effective on the date of the Collective Bargaining Agreement, and it will have no bearing or affect on any drug and/or alcohol related cases which occurred prior to June 14, 1993.


                                                                       EXHIBIT I

                            MEMORANDUM OF AGREEMENT

         The following agreement provides John Doe #00000 with the opportunity
to resolve any and all issues related to his discharge of   (date)   for
reporting to the plant and/or working under the influence of illegal drugs (or alcohol). Mr. Doe has had the following conditions reviewed with him by the Company and the Union and agrees that he must comply with the following:

1. Mr. Doe must meet with a professional counselor from the Employee Assistance Program in order to evaluate the extent of his condition and a recommendation for treatment. If a treatment program is recommended, Mr. Doe must successfully complete the drug (or alcohol) rehabilitation program and supply management with proof of attendance to and successful completion of said program. Mr. Doe will be returned to employment provided he is medically certified as competent to do so by both a qualified representative of the rehabilitation institution and a physician.

2. If a treatment program is recommended and at any time Mr. Doe fails to comply with the requirements of that rehabilitation program, such that the intent of the rehabilitation effort cannot be met, the agreement to return grievant to work will become null and void with his status as an employee being converted to discharge. Further, if the rehabilitation effort is complete and after having returned to work, he again returns to an alcoholic or drug afflicted state or tests positive for illegal drugs or is found working in a condition unfit for work, he understands he will be suspended pending a review by the Company/Union Drug and Alcohol Abuse Committee. If the Committee determines that Mr. Doe was clearly responsible for his actions, the suspension will be converted to a discharge. If Mr. Doe fails to comply with the terms of this agreement and is subsequently discharged, he understands he will not be eligible to be rehired as an employee of Geneva Steel.

3.       The discharge issued to Mr. Doe will be converted to a suspension to
         cover a period of time from   (date)   until the day he returns to
         work at Geneva Steel.

4. Management has complied fully with Article 13, Section 6--Alcoholism and Drug Abuse by allowing the employee to return to active employment following his evaluation and, if required, involvement in a drug (or alcohol) rehabilitation program. With the signing of this agreement, Mr. Doe acknowledged he is not entitled to any further consideration under Section 6.

5. Mr. Doe understands that he must report off in a timely fashion and properly substantiate any absences as required by Management consistent with department report off and absenteeism policies.

6. Mr. Doe agrees to submit to a drug or alcohol test at any time during the next year from the signing of this agreement, solely at Management's discretion, as a condition of his continued employment with Geneva Steel.

7. Mr. Doe agrees to submit to a drug or alcohol test any time he returns from an absence from work in excess of seven days (excluding vacations) for a period of five years from the signing of this Agreement.

8. This agreement is without prejudice or precedent and shall not be referred to in the handling of similar issues should they arise.

         ------------------------------         ------------------------------
         Union Representative                   Management Representative


         ------------------------------         ------------------------------
         Date                                   Date


         I have read, understand, and agree with the terms of this agreement.



         ------------------------------         ------------------------------
         Signature                              Date


                                                                      EXHIBIT II

                            MEMORANDUM OF AGREEMENT

         The following agreement provides John Doe #00000 with the opportunity
to resolve any and all issues related to his discharge of   (date)   for
working under the influence of illegal drugs (or alcohol). Mr. Doe has had the following conditions reviewed with him by the Company and the Union and agrees that he must comply with the following:

1. Management has complied fully with Article 13, Section 6--Alcoholism and Drug Abuse by returning the employee to active employment
         following his positive drug (or alcohol) test on   (date)  .  With the
         signing of this agreement, Mr. Doe acknowledges he is not entitled to any further consideration under Section 6.

2. Mr. Doe has informed the Company and the Union that he is physically able to perform the full scope of his job duties and does not require any form of rehabilitation. Such being the case, if at any time in the future, Mr. Doe is again found to be working in an unfit condition or tests positive for illegal drugs (or alcohol), he understands he will be suspended pending a review by the Company/Union Drug and Alcohol Abuse Committee. If the Committee determines that Mr. Doe was clearly responsible for his actions, the suspension will be converted to a discharge. If Mr. Doe fails to comply with the terms of this agreement and is subsequently discharged, he understands he will not be eligible to be rehired as an employee of Geneva Steel.

3.       The discharge issued to Mr. Doe will be converted to a suspension to
         cover the period of time from   (date)   until the day he returns to
         work at Geneva Steel.

4. Mr. Doe understands that he must report off in a timely fashion and properly substantiate any absences as required by Management consistent with department report off and absenteeism policies.

5. Mr. Doe agrees to submit to a drug or alcohol test at anytime during the next year from the signing of this agreement, solely at Management's discretion, as a condition of his continued employment with Geneva Steel.

6. Mr. Doe agrees to submit to a drug or alcohol test any time he returns from an absence from work in excess of seven days (excluding vacations) for a period of five years following the signing of this agreement.

7. This agreement is without prejudice or precedent and shall not be referred to in the handling of similar issues should they arise.


         ------------------------------         ------------------------------
         Union Representative                   Management Representative


         ------------------------------         ------------------------------
         Date                                   Date


         I have read, understand, and agree with the terms of this agreement.



         ------------------------------         ------------------------------
         Signature                              Date

                                   APPENDIX H

                         PERFORMANCE DIVIDEND PLAN FOR
                     GENEVA STEEL BARGAINING UNIT EMPLOYEES

                                  INTRODUCTION

         The Performance Dividend Plan (PDP) is designed to provide incentive payments to bargaining unit employees which recognize their contribution to increased productivity as compared to base levels. The PDP provides a dividend for increased prime shipped tons. The PDP will be calculated each month and a performance dividend for the month will be included in the employee's pay in the following month consistent with the calculations set forth below.


                                  DEFINITIONS

Shipped Tons

         Shipped Tons include every ton of steel which is produced at the Geneva Plant, as defined in the Collective Bargaining Agreement, as hot roll product through the 132" mill facility, slabs shipped and sold in slab form to commercial customers and not further processed in any form at Geneva, and cast foundry merchant products for merchant sales, and is actually shipped to any customer during the month for which the calculation is being made.

Secondary Shipped Tons

         Seconds include any steel product which when produced is defective in relation to the order or specification for which it was made (such as defects in chemistry, gauge, width, length, shape or surface) or which is damaged in the course of production, handling or shipping, regardless of when or where that defect or damage is discovered.

Prime Shipped Tons

         Prime Shipped Tons are defined as Shipped Tons minus Secondary Shipped Tons.

Base Prime Shipped Tons

         Because this program is designed to pay a dividend, for performance above stated levels, a "base" has been defined for Prime Shipped Tons. The actual base number for each month will vary, depending on the number of days in the month. A table showing the Base Prime Shipped Tons for each month is set forth in Determinants and Base Quantities below.

Fixed Dividend Percent

         A fixed dividend of 2.5% will be paid for the month when the Actual Prime Shipped Tons exceeds the Base Prime Shipped Tons established for that month.

Incremental Prime Shipped Tons

         Incremental Prime Shipped Tons are the tons calculated by subtracting the Base Prime Shipped Tons from the Actual Prime Shipped Tons.

Incremental Prime Shipped Tons Determinant

         The PDP is designed to pay an increasing dividend for each Prime Shipped Ton above the monthly base. To determine how much each Incremental Prime Shipped Ton above the Base Prime Shipped Ton is worth, there is a "Determinant", which, when applied to the incremental tons above the base, will produce a PDP%. The PDP% when applied to the individual base rate will determine the dollar per hour for the PDP payment. The following table shows the incremental Prime Shipped Tons Determinant.

                           PERFORMANCE DIVIDEND PLAN
                        DETERMINANTS AND BASE QUANTITIES

PRIME SHIPPED TONS

1.       Fixed Dividend %:

            Prime Shipped Tons over Base Prime Shipped Tons for the month = 2.5%

2.       Incremental Prime Shipped Tons Determinants:

                                                     DIVIDEND % PER INCREMENTAL
                        MONTH                            PRIME SHIPPED TON
                        -----                            -----------------
                 February                                   .00016657%
                 February (Leap Year)                       .00016082%
                 April, June, September,                    .00015546%
                   November
                 January, March, May, July,                 .00015045%
                   August, October, December


3.       Base Prime Shipped Tons Quantities:

                                                       BASE PRIME SHIPPED
                        MONTH                            TONS PER MONTH
                        -----                            --------------
                 February                                   103,562
                 February (Leap Year)                       107,260

                 April, June, September,                    110,959
                     November
                 January, March, May, July,                 114,657
                     August, October, December


                                     RULES

1. The PDP will go into effect on the effective date of the Collective Bargaining Agreement and will remain in effect for the duration of the Agreement. Eligible employees will be those defined as participants under the Profit Sharing Plan for Geneva Steel Bargaining Unit Employees, Appendix D, paragraph B.

2. The PDP will be calculated each month and a performance dividend for the month will be included in the employee's pay in the following month consistent with the calculations set forth in the Determinants and Base Quantities shown above.

3. PDP payments under this plan shall be included as compensation for income tax, FICA, union dues, pension purposes, and as otherwise required by law, but shall not be a part of employees' pay for any other purpose.

4. For purposes of calculating an individual's PDP payout, the Performance Dividend will be applied to the lesser of the first 173.3 hours worked or the number of hours the employee actually worked during the month.

5. The fiscal year Profit Sharing Plan payments to employees, if any, will be reduced by PDP payments made during the period for which the profit share is calculated.

6. If an employee's PDP payment is less than $.33/hr based on the Company's plan, the Company pays the employee $.33/hr on the PDP hours determined for the month.

7. The PDP contribution to the VEBA Trust Fund will be determined by applying the calculated VEBA Contribution dollar per hour to each employees PDP hours for the month.

8. The employees VEBA contributions will reduce PDP payments applied to any profit sharing calculations.


                        EMPLOYEE VEBA CONTRIBUTION FUND
                     GENEVA STEEL BARGAINING UNIT EMPLOYEES


                                  INTRODUCTION

         The Employee VEBA Contribution Fund is designed to allocate a portion of each employees monthly PDP payment into the VEBA Trust Fund. The calculated dollar per hour resulting from the application of the below defined determinants and quantities, will be used to determine an amount to be deducted from each employees' monthly PDP payment. The resulting amount deducted from the employee's PDP pay will be contributed to the VEBA Trust Fund. Exhibit I illustrates several examples of how the VEBA contributions will be calculated.


                                  DEFINITIONS

         Applicable definitions used in the Employee VEBA Contribution Fund are the same as described in the preceding performance dividend plan.

                        EMPLOYEE VEBA CONTRIBUTION FUND
                        DETERMINANTS AND BASE QUANTITIES


Incremental Prime Shipped Tons Determinants:

                                                     VEBA CONTRIBUTION
                                                    $/HR.PER INCREMENTAL
    MONTH                                        PRIME SHIPPED TON PER MONTH
    -----                                        ---------------------------
    February                                           $0.000002414
    February (Leap Year)                               $0.000002331
    April, June, September,                            $0.000002253
       November
    January, March, May, July                          $0.000002180
       August, October, December


Base Prime Shipped Tons Quantities:


                                                    BASE PRIME SHIPPED
    MONTH                                             TONS PER MONTH
    -----                                             --------------
    February                                             110,466
    February (Leap Year)                                 114,411
    April, June, September,                              118,356
       November
    January, March, May, July                            122,301
       August, October, December

                                   EXHIBIT I

                         VEBA PDP CONTRIBUTION EXAMPLE


         ASSUME PDP @ 1995 LEVEL           8.47%

VEBA CONTRIBUTION $/HR BASED ON NOV. TONNAGE                        $0.07

- --------------------------------------------------------------------------------

JOB CLASS 10 BASE RATE MARCH 1995          $13.32
                                           X
             % PDP                         8.47%
           PDP HOUR                        =               $1.13
        ASSUME                                             X
            PDP HOURS FOR MONTH                            173.3
            REG. PDP PAYMENT                               =        $195.52
            LESS VEBA CONTRIBUTION                 $0.07
                                                           X
                                                           173.3
            *ADJ. REG. PDP PAYMENT                 =        $12.13 LESS
                                                            ------
                                                                  $183.39 EQUALS

            CONTRIBUTION TO VEBA TRUST                             $12.13

- --------------------------------------------------------------------------------

JOB CLASS 20 BASE RATE MARCH 1995          $14.86
                                           X
             % PDP                         8.47%
           PDP HOUR                        =               $1.26
        ASSUME                                             X
           PDP HOURS FOR MONTH                             173.3
           REG. PDP PAYMENT                                =        $218.12
                  LESS VEBA CONTRIBUTION           $0.07
                                                           X
                                                           173.3
            *ADJ. REG. PDP PAYMENT                 =        $12.13 LESS
                                                            ------
                                                                  $205.99 EQUALS

            CONTRIBUTION TO VEBA TRUST                             $12.13

- --------------------------------------------------------------------------------

*ADJ. REG. PDP PAYMENT WILL BE USED TO ADJUST ANY PROFIT SHARE ALLOCATION.

JOB CLASS 34 BASE RATE MARCH 1995          $17.03
                                           X
             % PDP                         8.47%
           PDP HOUR                        =               $1.44
        ASSUME                                             X
            PDP HOURS FOR MONTH                            173.3
            REG. PDP PAYMENT                               =        $249.98
            LESS VEBA CONTRIBUTION                 $0.07
                                                           X
                                                           173.3
            *ADJ. REG. PDP PAYMENT                 =        $12.13 LESS
                                                            ------
                                                                  $237.84 EQUALS

                  CONTRIBUTION TO VEBA TRUST                       $12.13

- --------------------------------------------------------------------------------

*ADJ. REG. PDP PAYMENT WILL BE USED TO ADJUST ANY PROFIT SHARE ALLOCATION.

                                   APPENDIX I

                                  401(K) PLAN

         Effective March 1, 1996, the Company will provide a twenty-five percent (25%) match to employee contributions of up to four percent (4%) to the 401(k) Plan. The matching contribution may be made in cash or in Company stock. Example: If an employee contributes $100 of his or her gross pay, the Company will add an additional $25 in cash or Company stock.

                                   APPENDIX J

                                   VEBA TRUST
                VOLUNTARY EMPLOYEE BENEFICIARY ASSOCIATION TRUST

         The Company agrees to establish a tax-exempt trust under Section 501(c)(9) of the Internal Revenue Code ("VEBA Trust") to fund post-retirement medical benefits for future retirees from the USWA bargaining unit.

         The Company's contributions to the VEBA shall consist of, and be limited to:

1. The amount by which forfeitures have reduced or will reduce the Company's pension contributions to the Geneva Steel Union Employees Savings and Pension Plan from January 15, 1990 through March 31, 1998.

2. $.10 for each hour of work performed by Union employees for the Company from March 1, 1995 through March 31, 1998.

3. A one-time only contribution of $50,000 to be made upon establishment of the VEBA.

4. Revision of the Performance Dividend Plan (PDP) slope, effective March 1, 1995 through March 31, 1998 to provide, e.g., a VEBA payment of $.05 per hour at 1.9 million total shipped tons or 1.71 million prime shipped tons, $.10 per hour at 2.2 million shipped tons or 1.98 million prime tons, $.15 per hour at 2.5 million shipped tons or 2.25 million prime tons, etc. The resulting VEBA contribution will be deducted from the employees' PDP monthly payment and contributed to the VEBA Trust. The VEBA contribution amount will reduce the PDP payment amount applied to any profit sharing calculations.


         No benefits will be paid from the VEBA Trust prior to March 31, 1998. The parties will meet during the 1998 labor negotiations to negotiate the establishment of eligibility requirements and related matters, including the possibility of providing life insurance benefits.


                                   APPENDIX K

                                LETTER AGREEMENT


                                 March 10, 1995




Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, UT  84123

         Re:     Right to make Offer on Sale of Facilities

Dear Mr. Alexander:

         In connection with the recently completed negotiations between the United Steelworkers of America ("USWA") and Geneva Steel Company (the "Company"), the parties have reached the following understandings applicable in the event of the sale by the Company of substantially all of the physical properties constituting the Geneva Plant covered by the basic labor agreement (hereinafter the "Facilities"):

1.        a.     Should the Company decide to sell or otherwise transfer
                 substantially all of the Facilities, it will consider the USWA and its members as a potential buyer therefor. The Company will advise the USWA in writing of its intent to sell such Facilities. The tendering to the Company of an unsolicited offer to purchase the Facilities shall only be considered a decision to sell or otherwise transfer ownership of such Facilities if the Company commences substantive negotiations with such offeror or its representatives. In no case, however, shall the Company enter into any agreement or understanding to sell the Facilities without first complying with the provisions of this letter unless compliance with such prohibition would, based upon an opinion of counsel, constitute a breach by any director of such director's obligations to the Company or its shareholders.





                                     -72-
- -

         b. Subject to the USWA and the Company entering into a Confidentiality Agreement, the Company will provide the USWA with information and access to Company personnel and facilities needed to determine whether it wishes to make an offer. Such information and access shall be of the type customarily provided to similarly situated prospective purchasers for such Facilities.

         c. During the first thirty (30) days from the date the Company notifies the USWA pursuant to paragraph 1.a above, the Company will not enter into a contract for sale of the Facilities unless compliance with such prohibition would, based upon an opinion of counsel, constitute a breach by any director of such director's obligations to the Company or its shareholders. The USWA shall be entitled to submit a written offer to purchase the Facilities at any time during such thirty (30) day period.

         d. During the next sixty (60) day period, the Company will be free to accept offers from other entities for the Facilities, and the USWA will be entitled to submit an offer during such period if submitted prior to acceptance by the Company of such other entity's offer. During such period, the Company shall provide the USWA five business days notice prior to accepting an offer from an entity other than the USWA.

         e. In the event the thirty (30) day period referred to in paragraph 1.c has elapsed, the Company shall be entitled, subject to this paragraph 1.e and paragraph 1.f, to enter into an agreement to sell such Facilities to any purchaser, including the USWA, provided that such a transaction must close within one year after the end of such period. If the Facilities have not been sold during such one-year period, the Company must comply again with the provisions of this letter agreement before selling such Facilities.

         f. In the event that the USWA submits an offer within the time periods set forth in paragraphs 1.c or 1.d above and prior to the Company's acceptance of an offer during the period set forth in 1.d above, the terms of this paragraph shall apply. The Company shall be entitled to enter into a binding purchase agreement with regard to the Facilities with an entity other than the USWA provided that the transaction contemplated by such purchase agreement is, in the reasonable business judgment of the Board of Directors of the Company, more favorable to the Company than the USWA offer. In evaluating such offers, the Board of Directors of the Company may take into account any relevant factors, such as, without limitation, the purchase price, form of consideration, down payment, break up fees, security, structure, timing, identity of the offeror, risk of non-consummation, impact on the business of the Company, other obligations of the Company and other relevant legal, contractual, financial and political considerations. Nothing contained herein shall require the Company to accept any offer by an entity, including the USWA, for the purchase of the Facilities. In the event that the Company elects to accept an offer, the Company shall not be under any obligation to accept an offer from the USWA if it is not the most favorable offer or to negotiate with the USWA concerning such offer.

2. The rights granted the USWA under this letter agreement may not be transferred or assigned by the USWA except that its rights may be assigned to and exercised by an acquisition entity established by or for the USWA-represented employees covered by the above-referenced labor agreement; and, further provided, that said employees shall own directly or indirectly through an employee stock ownership (or similar) plan, not less than fifty-one percent (51%) of the voting equity interests in such acquisition entity.


3. Notwithstanding the foregoing, the Company's failure to abide by the provisions of this agreement shall not be the basis of preventing the sale of assets; rather, the remedy of the USWA shall be limited to actual damages which the Company and the USWA agree shall be limited to not more than $10 million.

4. This agreement shall remain in effect for the term of the Agreement between the USWA and Geneva Steel Company, dated March 1, 1995 (the "Collective Bargaining Agreement") and shall expire at the termination date of said Collective Bargaining Agreement.

5. Notwithstanding any other term of this agreement, the provisions of this agreement shall be of no legal effect to the extent such terms are inconsistent with the duties and obligations of the Company under any financing agreement previously entered into in good faith by the Company.

6. "Confidentiality Agreement" as used herein shall mean a written agreement which is reasonably acceptable to the Company and entered into between the Company and a prospective purchaser (including, if applicable, the USWA) governing the furnishing, confidential treatment and use of any non-public, proprietary and/or confidential information, whether written or oral, which the Company may provide to a prospective purchaser regarding the Company and/or Facilities the Company may offer for sale. In the event the Company and the USWA are unable to agree upon, and execute, such a Confidentiality Agreement, the Company shall not be obligated to deliver to the USWA any of said non-public, proprietary and/or confidential information.


         If the foregoing confirms our mutual understandings and agreements, please sign and return to me the duplicate original copy of this letter agreement at your earliest opportunity.

                                        Sincerely yours,

                                        GENEVA STEEL COMPANY



                                        By:  /sig./  Ken Johnsen



ACKNOWLEDGED AND AGREED TO
this _____ day of __________________, 1995.

UNITED STEEL WORKERS OF AMERICA

By:  /sig./   Dallas Alexander